Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147371

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 13, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated January 27, 2010)

$500,000,000

The Manitowoc Company, Inc.

% Senior Notes due 2020
Issue Price         %
Interest payable                           and                            .

          The notes will mature on                           , 2020. Interest will accrue from                                        , 2010, and the first interest payment date will be                                         , 2011.

          We may redeem some or all of the notes at any time on or after                                        , 2015 at the redemption prices set forth under "Description of notes—Redemption—Optional redemption." Prior to                                        , 2015, we may redeem the notes at a "make-whole" premium. In addition, at any time prior to                                         , 2013, we may redeem up to 35% of the notes with proceeds we receive from certain equity offerings at the prices set forth under "Description of notes—Redemption—Optional redemption." If we sell certain assets and do not reinvest the proceeds or repay indebtedness or if we experience specific kinds of changes in control, we must offer to repurchase the notes.

          The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including our senior secured credit facilities, our $150.0 million 7 1/8% senior notes due 2013 and our $400.0 million 9 1/2% senior notes due 2018. The notes will be senior to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future senior secured indebtedness, including our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

          The obligations under the notes will be fully and unconditionally guaranteed by all of our existing and future subsidiaries that guarantee our senior secured credit facilities. The guarantees will rank equally in right of payment with the existing and future senior indebtedness of the guarantors, including guarantees of our senior secured credit facilities, and will rank senior to the existing and future subordinated indebtedness of the guarantors. The guarantees will be effectively subordinated to all existing and future secured indebtedness of the guarantors, including the guarantees of our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness. Not all of our subsidiaries will guarantee the notes. The notes and the guarantees will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

          Investing in the notes involves risks. See "Risk factors" beginning on page S-17.

	Public offering price (1)		Underwriting discounts and commissions		Proceeds, before expenses, to The Manitowoc Company, Inc. (1)
Per note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from                           , 2010.

          The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

          We expect that delivery of the notes to purchasers will be made on or about                                        , 2010 in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan	BofA Merrill Lynch

Co-Lead Managers

Wells Fargo Securities	SunTrust Robinson Humphrey
Morgan Stanley	Natixis Bleichroeder LLC

Co-Managers

BNP PARIBAS	Scotia Capital	Credit Agricole CIB
Credit Suisse	Rabo Securities USA, Inc.	SOCIETE GENERALE
Mizuho Securities USA Inc.

The date of this prospectus supplement is October     , 2010

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under "Where you can find more information" in the accompanying prospectus before investing in the notes.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated in each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to "Manitowoc," "our company," "we," "us" and "our" in this prospectus supplement and the accompanying prospectus mean, unless we otherwise indicate or the context indicates otherwise, The Manitowoc Company, Inc. together with its consolidated subsidiaries. All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The market data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including growth rates and information relating to our relative position in the industries we serve, are based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them.

Our data for market position comes from various sources including internal estimates and third-party sources. Some of the third-party sources for Crane segment market shares include Intercontinental Crane Exchange (ICE), Power Crane & Shovel Association (PCSA), and Verband Deutscher Maschinen und Anlagenbau (VDMA). Third-party sources for Foodservice segment market shares include North American Food Equipment Manufacturers (NAFEM), Air Conditioning, Heating and Refrigeration Institute, World Market for Foodservice Equipment (a report published by SBI) and Top U.S. Equipment & Supplies Manufacturers (a report published by Clarity Marketing).

i

 Cautionary statement about forward-looking information

Statements included or incorporated by reference into this document that are not historical facts are forward-looking statements, which are based upon our current expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from what appears within this document. Forward-looking statements include descriptions of plans and objectives for future operations, and the assumptions behind those plans. The words "anticipates," "believes," "intends," "estimates," "targets," and "expects," or similar expressions, usually identify forward-looking statements. Any and all projections of future performance are forward-looking statements. In addition to the assumptions, uncertainties and other information referred to specifically in the forward-looking statements, a number of factors relating to each business segment could cause actual results to be significantly different from what is presented in this document or in the documents incorporated by reference into this document. Those factors include, without limitation, the factors described under "Risk factors" and the following (organized by our two segments: Crane and Foodservice, as described in "Summary—Our company," and our corporation as a whole for factors that overlap the two segments):

Crane—cyclicality of the construction industry; the effects of government spending on construction-related projects throughout the world; unanticipated changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment in emerging economies; the replacement cycle of technologically obsolete cranes; and demand for used equipment.

Foodservice—weather; consolidation within the restaurant and foodservice equipment industries; global expansion of customers; commercial ice-cube machine and other foodservice equipment replacement cycles in the United States and other mature markets; unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains; specialty foodservice market growth; growth in demand for foodservice equipment by customers in emerging markets; demand for QSR chains and kiosks; future strength of the beverage industry; the ability to appropriately and timely integrate the acquisition of Enodis plc; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those savings, synergies and options.

Corporate (including factors that may affect both of our segments)—finalization of the price and terms of completed and future divestitures and unanticipated issues associated with transitional services provided by the company in connection with these divestitures; changes in laws and regulations throughout the world; the ability to finance, complete and/or successfully integrate, restructure and consolidate acquisitions, divestitures, strategic alliances and joint ventures; the successful development of innovative products and market acceptance of new and innovative products; issues related to plant closings and/or consolidation of existing facilities; efficiencies and capacity utilization of facilities; competitive pricing; availability of certain raw materials; changes in raw materials and commodity prices; issues associated with new product introductions; matters impacting the successful and timely implementation of ERP systems; changes in domestic and international economic and industry conditions, including steel industry conditions; changes in the markets we serve; unexpected issues associated with the availability of local suppliers and skilled labor; changes in the interest rate environment; risks associated with growth; foreign currency fluctuations and their impact on reported results

ii

and hedges in place; world-wide political risk; geographic factors and economic risks; health epidemics; pressure of additional financing leverage resulting from acquisitions; success in increasing manufacturing efficiencies and capacities; our ability to further penetrate emerging markets and international markets; unanticipated changes in revenue, margins, costs and capital expenditures; work stoppages, labor negotiations and rates; issues associated with workforce reductions; actions of competitors; unanticipated changes in consumer spending; the ability of our customers to obtain financing; the state of financial and credit markets; the ability to generate cash consistent with our stated goals; non-compliance with debt covenants; changes in tax laws; and unanticipated changes in customer demand.

We urge you to consider these factors before investing in the notes. The forward-looking statements included in this document or in any document incorporated by reference into this document are made only as of the date of this document or the date of the incorporated document, and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances.

iii

Summary

The information below is only a summary of more detailed information included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the notes. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference carefully.

Our company

We are a multi-industry capital goods manufacturer operating in two segments: Cranes and Related Products (the "Crane" segment) and Foodservice Equipment (the "Foodservice" segment). We have over a 100-year tradition of providing high-quality products and support services to our markets. For the six-month period ended June 30, 2010, we generated net sales of $1.6 billion, Adjusted EBITDA of $167.3 million and a loss from continuing operations of $9.7 million. Adjusted EBITDA is a non-GAAP financial measure. See "—Summary historical consolidated financial data" for further information about this measure, including a reconciliation to earnings (loss) from continuing operations.

Crane segment

Our Crane business is recognized as one of the world's leading providers of engineered lifting solutions, and offers one of the broadest product lines in the industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes and boom trucks. Our largest crane model provides lifting capacity of up to 2,500 U.S. tons. For the six-month period ended June 30, 2010, our Crane segment generated net sales of $818.5 million and operating earnings of $39.8 million.

We design, manufacture and distribute a diversified line of lifting solutions, including:

•
Crawler-mounted lattice-boom cranes, which we sell under our Manitowoc brand;

•
Top-slewing and self-erecting tower cranes, which we sell under our Potain brand;

•
Mobile telescopic cranes, which we sell under our Grove, Shuttlelift and Dongyue brands;

•
Hydraulic telescopic boom trucks, which we sell under our National Crane brand; and

•
Crane parts and repairing, rebuilding and remanufacturing, and training services, which we deliver under our Crane Care brand.

We also facilitate third-party financing for certain customers of our Crane products under the Manitowoc Finance brand.

Our cranes are used in a wide variety of applications throughout the world, including energy and utilities, petro-chemical and industrial projects, infrastructure development such as road, bridge and airport construction, and commercial and high-rise residential construction.

Our Crane business is geographically diversified, with 38% of our sales for the six-month period ended June 30, 2010 coming from the Americas, 46% from the Europe-Middle East-Africa region and 16% from the Asia-Pacific region.

We believe we are a worldwide market leader in the lifting industry and continue to set high standards for quality and performance of cranes. We estimate that we are #1 in the market for boom trucks and truck cranes in the Americas as well as the market for tower cranes in Europe. Global crane demand is currently depressed due to a cyclical downturn resulting from the global macro-economic downturn. We believe the following market indicators are key drivers for global demand for our equipment:

•
Tower crane demand is driven by residential and commercial construction spend rates in Europe and oil prices in the Middle East.

•
All-terrain crane demand is driven by building and infrastructure construction spend rates in Europe, transportation development (road, rail, airports, etc.) in the Americas, and energy construction (including plants and transmission lines) in Asia.

•
Rough terrain demand is driven by European and American GDP growth, infrastructure spending and refinery construction.

•
Crawler crane demand is driven by construction of chemical plants, refineries and power plants.

As these end-markets improve, and as used equipment markets begin to soften, we believe our industry will begin to see an acceleration of demand for new cranes. As of June 30, 2010, our total Crane segment backlog was $530.8 million.

Our primary competitors in the Crane segment include Liebherr, Terex, Kobelco, SHI (Link Belt), Fushun, Sany, HSI, Tadano, XCMG, Yongmao and Zoomlion.

Foodservice segment

Our Foodservice segment is one of the world's leading designers and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food preparation and cooking needs of restaurants, convenience stores, hotels and other institutional kitchens.

We design, manufacture and distribute a broad line of commercial foodservice equipment, including:

•
Traditional cooking products, including ranges, grills and ovens, sold under the Garland and US Range brands;

•
Accelerated cooking products, sold under the Convotherm, Cleveland, Garland, Lincoln and Merrychef brands;

•
Frying products, sold under the Frymaster and Dean brands;

•
Hot holding and merchandising equipment, sold under the Frymaster brand;

•
Refrigeration and cold holding products, sold under the Delfield, Kolpak, Kysor Panel and Kysor Warren brands;

•
Beverage dispensing products, sold under the Servend, Multiplex and Manitowoc Beverage Systems brands;

•
Ice-making equipment and bins, sold under the Manitowoc brand; and

•
Warewashing equipment, sold under the Jackson brand.

We also facilitate third-party financing for certain customers of our foodservice equipment, under the Manitowoc Finance brand.

On October 27, 2008, we completed our acquisition of Enodis plc ("Enodis"), a global leader in the design and manufacture of commercial foodservice equipment. The $2.7 billion acquisition has positioned us among the world's leading commercial foodservice equipment manufacturers, with expanded capabilities comprehensively covering the core needs of our customer base, including refrigeration, ice-making, cooking, food preparation and beverage-dispensing technologies.

Since our acquisition of Enodis, our Foodservice business is more diversified on a product, customer and geographic basis. In the six-month period ended June 30, 2010, 76% of our Foodservice segment's sales came from North America, 14% from Europe and 10% from the rest of the world.

In the six-month period ended June 30, 2010, our Foodservice segment generated net sales of approximately $780.0 million and operating earnings of $87.9 million.

We estimate the global market for foodservice and food retailing equipment to be $25 billion annually. Long-term growth is underpinned by a secular trend towards food prepared outside the home, international expansion by large restaurant chains, energy- and resource-saving requirements in foodservice operations of all types, and an increasing focus on food safety. Convenient access to restaurant-quality food by consumers in mature and emerging markets is driving growth in traditional foodservice locations, and is driving demand for smaller, limited-menu locations in nontraditional locations such as food courts, convenience stores and airports. In addition, global and national quick-service and casual-dining chains continue to invest in developing new menu items to create same-store sales opportunities, often creating equipment roll-out opportunities to support these new food items.

A large installed base of foodservice equipment in North America and Europe also provides replacement equipment opportunities, including new technology-based equipment that saves labor and other resources for foodservice operators.

Our primary competitors in the Foodservice segment include Ali Group, ITW, Ingersoll-Rand, Middleby, Scotsman, Hoshizaki, Electrolux, Cornelius, True and Henny Penny.

Competitive strengths

We believe that the following strengths will continue to underpin our competitive positions in the markets we serve:

Operational excellence

We believe we are a highly efficient manufacturer and service provider in both of our business segments. We are focused on continuously improving our manufacturing efficiencies through use of lean manufacturing and Six-Sigma principles. We use these principles to implement processes within our factories to decrease cycle times, reduce working capital and warranty costs, improve on-time delivery and safety, and increase flexibility and overall customer satisfaction. We are capitalizing on our acquisition of Enodis in October 2008 and the recent economic downturn to accelerate the streamlining of our global platform via facilities consolidation and component standardization to position our businesses for profitable growth as demand conditions recover. We are conducting lean assessments at many facilities in both Crane and Foodservice on a regular and rotational basis. For example, we are undertaking improvement processes in Cranes to in-source certain production processes, reduce cycle-times and increase productivity through shorter machine set-up times. In Foodservice, we are using lean principles to consolidate facilities and set up new manufacturing processes, as well as using value-stream mapping to eliminate waste and standardize our production metrics.

Portfolio of leading brands underpinning strong positions in core markets

We believe that many of our key brands, including Manitowoc, Grove, National and Potain in our Crane segment, and Manitowoc, Frymaster, Cleveland, Delfield, Garland, Lincoln, Convotherm and Jackson in our Foodservice segment, hold leading positions in their principal markets. We believe our brands are recognized for their innovative technology, customer-focused design, reliability and product support, which supports our selling efforts, enhances customer loyalty and supports strong resale values for our products.

Innovative product offerings with global reach

We offer our customers a complete range of crane and foodservice equipment solutions, which creates revenue synergies by causing our customers and distribution partners within each of our segments to view us as a one-stop provider. For example, in our Foodservice segment we have the scale and breadth to partner with global restaurant chains across their development cycle. Our technology center in Tampa, Florida facilitates partnering with our customers to design and deliver innovative kitchen equipment and workflow plans oriented around specific menus and restaurant layouts. Our extensive engineering and research and development activities have been key drivers of our market success. Manitowoc Foodservice brands have won 18 National Restaurant Association ("NRA") Kitchen Innovation Awards in the United States over the past five years. In the Crane segment we also have a number of new product introduction projects that are in various stages of completion in all product categories and across product lines. For example, one of our latest tower crane innovations is the launch of our Potain MDT 368 tower crane that is designed to accelerate erecting and dismantling times with an innovative hinge that enables the crane's counterjib to fold for transport. In the crawler crane product category we introduced our new model 31000 crane earlier in 2010 that features a patented counterweight system that minimizes its tailswing and reduces ground bearing pressure, while providing up to 2,500 tons of lifting capacity. Across product lines, our Crane segment is also working on initiatives such as common control systems and a remote diagnostic and information system called Crane STAR.

We sell our Crane and Foodservice products and provide our services worldwide, with 43 manufacturing facilities and 52 distribution facilities, service branches and offices located in 26 countries. Our manufacturing presence on four continents and our distribution presence on five continents give us proximity to our customers and enable us to offer timely delivery and product support, which differentiates us from many of our competitors. Our global presence also provides us with world-class scale in sourcing and manufacturing.

Geographic and customer diversification

We operate in two discrete businesses, each featuring a broad product offering and selling to a diverse customer base across global geographies. While both our Crane and Foodservice businesses are influenced by general economic conditions, they serve different global markets that do not move in lock-step with each other. Demand in our Foodservice business is generally more stable and predictable than that in our Crane business, and our 2008 acquisition of Enodis has significantly increased the stabilizing impact of our Foodservice segment on our consolidated sales and earnings. Our customer base is also diverse, with no single customer representing more than 5% of our consolidated net sales for the six-month period ended June 30, 2010. In the foodservice market, many of the world's largest restaurant chains rely on our products. Several chains are experiencing their fastest growth in emerging markets such as China, India and the Middle East. We believe these emerging markets provide significant opportunity for our Foodservice segment due to our increased global presence and relationships with the chain accounts that will be expanding into these areas. The Federation of Contract Catering Organizations estimates that the percentages of food sales outside the home in the regions of Latin and South America, the Middle East and Africa, and Asia Pacific were 11%, 9% and 23%, respectively, in 2009. In supporting global chains in these emerging markets, we are also localizing our Foodservice manufacturing, sales and support activities to give us broader access to general market opportunities in these regions.

Reputation for industry-leading customer service

We support our products through an extensive aftermarket customer service network. Our Crane Care service network provides total lifecycle support to our Crane customers 24 hours a day, 365 days a year, on three continents. As many of our products serve in customer-critical applications, downtime can be extremely costly for our customers. We believe our responsiveness and the quality of our field service differentiate us from our competitors and serve as purchase decision drivers for our Crane and Foodservice equipment customers as well as supporting strong resale values for our products. Our Crane dealers and direct sales efforts are supported around the clock by a team of over 600 factory-trained field technicians, engineers and a staff of product support account representatives and locally-based country organizations in most of our major markets. We also provide our customers and dealers with advanced service, sales and operator training via six well-equipped training centers in the United States, China, Germany and France. We also have available several portable training units as well as training courses over the web. We believe the extent of our training is unparalleled within the lifting industry.

In Foodservice, the Manitowoc STAR service network of authorized service agents helps U.S. customers optimize their equipment productivity through contracted fast-service response times, a network of factory trained technicians, and guaranteed service reliability. Outside the United States, we maintain authorized foodservice factory service agents in more than 100 countries around the globe supporting our primary brands. We supplement this agent network in select European markets and Canada with company-owned distribution. In the United States and other markets, we have established relationships with leading buying groups to expand product availability across major market and geographic segments. Our global network of nearly 50 trained chefs host customers and channel partners in our company-operated demonstration kitchens in Canada, China, France, Germany, the United Kingdom, the United States and elsewhere, accelerating adoption of our innovative kitchen technologies into operator kitchens. The Foodservice segment has over 10,000 factory-trained field service technicians around the world.

Stability from replacement business and our large installed base

In both our operating segments we believe replacement business provides us with demand visibility and organic growth, as many of our product categories represent significant capital outlays for our customers, who have significant discretion to maintain products for a longer service life. We estimate that the installed base of our Potain-branded tower cranes is approximately 66,000 units and that the installed base of our Manitowoc-branded crawler and Grove-branded mobile cranes is approximately 51,000 units. We engage these customers not only for repair parts, services and training, but we also offer remanufacturing options and trade-in opportunities when they choose to purchase a new crane. Although we are in constant pursuit of new customers, much of our sales are to existing customers, who benefit from owning a fleet of units from the same original equipment manufacturer. Based on industry data, we estimate approximately 50-60% of global Foodservice segment equipment 2009 sales were replacements of existing equipment. There is a large installed base of Manitowoc Foodservice equipment which becomes obsolete over time by new technology and changes in consumer demand.

Committed, experienced management team

Our senior management team has an average of 17 years of industry experience and exceptional product- and market-specific knowledge and expertise. We believe that their strong track record of managing both segments of our business through economic cycles and the integration of several acquisitions, such as the Potain cranes subsidiary of Groupe Legris Industries, SA ("Potain"), Grove Worldwide ("Grove") and Enodis, positions us for success.

Aggressive pursuit of cost reduction initiatives

Our management has undertaken various initiatives to create a culture of cost efficiency and continuous improvement. Our recent cost-reduction initiatives, undertaken in response to the severe global economic crisis that led to revenue reductions across our company beginning in the fourth quarter of 2008, resulted in annual run-rate savings of $365 million with $240 million of those savings realized in 2009. Approximately $100 million of these cost reductions were realized by us during the first half of 2009 with the remaining $140 million realized in the second half of the year. These cost reduction initiatives included significant global workforce reductions in both segments, a wage and salary freeze for substantially all employees, in-sourcing of work, employee benefits deferrals, and discretionary spending reductions. They also have contributed to the synergies realized during the year in the Foodservice segment. In addition to our focus on cost reduction initiatives, we have an intensified focus on cash generation from working capital management and capital expenditure discipline.

The combination of the cost reductions with our focus on cash generation was an important part of our ability to exceed our goal of $450 million of debt reduction in 2009 by approximately $24 million. Since the acquisition of Enodis in October 2008 through December 2009, we reduced our total debt by approximately $758 million with both cash from operations as well as proceeds from the divestitures of our Marine segment and Enodis' ice machine operations.

Successful acquisition track record

Since 1995, we have used both organic growth and strategic acquisitions to build two strong, global businesses. During this timeframe we have completed over 23 acquisitions including our largest acquisitions of Potain and Grove in 2001 and 2002 in the Crane segment and the Enodis acquisition in 2008 in the Foodservice segment. We have a well-defined acquisition identification, evaluation and integration process that is used on all of our acquisition transactions. Through this process we are able to develop detailed plans for integration and synergy generation to evaluate the benefits of a potential acquisition and turn those plans into actions when an acquisition transaction is completed. After the Potain and Grove acquisitions, we disclosed that we planned to achieve over $30 million in synergies from the combination of our three crane organizations. Ultimately we were able significantly exceed our synergy targets from this combination. In connection with the Enodis acquisition, we previously disclosed that we expect to achieve over $80 million in annual synergies from the combination of Enodis with our legacy foodservice organization. In 2009, we realized $35 million in synergies from this combination, and we expect to realize over $70 million of synergies during 2010. In the six months ended June 30, 2010, we realized $39.3 million in synergies. We are well on our way toward exceeding our 2010 expectations and our $80 million annual target for synergies from the Enodis acquisition. These synergies include both expense and revenue synergies.

Our business strategy

We are committed to our tradition of providing high-quality, customer-focused products and services and building our market-leadership positions in our two core businesses. Major elements of our business strategy are as follows:

Emphasize new product development and innovation

We intend to continue to invest capital to develop new products and enhance our existing products with improved cost-effective functionality in response to changing customer requirements. In our Crane segment we have implemented a rigorous Integrated Product Development ("IPD") process that we expect will generate 21 new or updated products in the next two years. We believe these projects will keep us at the forefront of technology and innovation in each of our product lines, similar to the success of our new 2,500 ton capacity crawler crane, our innovative winch technology on our tower cranes, and our mega-track suspension systems on our all-terrain cranes. In 2009 we dedicated a team of engineers to the development of step-change innovations beyond our existing product development programs.

In our Foodservice segment, customer-specific models of the Frymaster Protector Fryer are facilitating use of healthier, zero-trans-fat oil by reducing the amount of oil required to produce consumer-favorite items. We have introduced our first model in a new category of blended ice machines which produce portion-controlled coffee, fruit, yogurt and other flavored "smoothie" drinks in demand by consumers who crave fresh, healthy meal alternatives. We continue to develop resource-saving and reduced environmental footprint products such as our re-engineered Manitowoc S-Series ice machines with reduced energy and water consumption, built from materials that are more easily recycled, and shipped in packaging with more recycled content.

In 2010, the U.S. Environmental Protection Agency ("EPA") and Energy Star recognized our Foodservice segment as an Energy Star Partner of the Year for its contribution to reducing greenhouse gas emissions by manufacturing energy-efficient products and helping to educate consumers about those products. In 2010, the EPA named our Kysor Warren brand a GreenChill Distinguished Partner.

Focus on capital and operating efficiency

We manage our business using various qualitative and quantitative measures of success, including an overarching commitment to the framework of economic value-added (EVA®), which drives us to deploy capital in areas with the greatest expected after-tax returns in excess of the cost of capital employed. We will continue to manage our business with rigorous financial and operating discipline aimed at continuously improving value for our shareholders, customers, employees and communities. Operational excellence is one of our seven strategic imperatives and is very important to maintaining and growing our market positions in both segments. The principles of lean manufacturing and Six-Sigma are ingrained in a continuous improvement culture in both the Crane and Foodservice segments.

Optimize global footprint

Over the long-term, we plan to continue to optimize our manufacturing, distribution and service networks in existing and select geographic markets. Where appropriate, we will continue to pursue joint ventures and licensing agreements to leverage the operating experience, technical expertise and local market knowledge of our strategic partners.

Recent development—senior secured credit agreement amendment

In October 2010, we entered into an amendment to our senior secured credit agreement to eliminate our total leverage covenant and to provide incremental flexibility under the consolidated interest coverage covenant. We also amended the senior secured leverage covenant to tighten this ratio commensurate with the use of proceeds from the notes. In addition, we adjusted the limitations on capital expenditures and acquisitions to provide more flexibility in the future as our senior secured leverage ratio improves. The operational effectiveness of this amendment is conditioned upon the closing of the offering of the notes.

Financial update

The following information represents our preliminary results as of and for the three months ended September 30, 2010:

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Net sales of approximately $880 million; 50 percent Cranes and 50 percent Foodservice;

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Crane segment operating earnings of approximately $16 million;

•
Foodservice segment operating earnings of approximately $64 million;

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Crane segment backlog at September 30, 2010 of approximately $450 million;

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Cash interest expense of approximately $46 million;

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Capital expenditures in the quarter of approximately $8 million;

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Total debt reduction during the quarter of approximately $40 million to $2.168 billion; and

•
Total liquidity of approximately $480 million, consisting of cash availability and borrowing capacity under our $400 million revolving credit facility.

The preliminary financial results presented above are subject to the completion of our financial closing procedures. Those procedures have not been completed. Accordingly, these results may change and those changes may be material.

The preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of our company's management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Corporate information

The Manitowoc Company, Inc. was founded in 1902. Our principal executive offices are located at 2400 South 44th Street, Manitowoc, Wisconsin 54220, telephone (920) 684-4410.

Summary historical consolidated financial data

The following summary historical financial data have been derived from our consolidated financial statements. This data should be read in conjunction with our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2009 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 incorporated by reference into this prospectus supplement. Results of the Marine segment in each of the periods ending on or prior to December 31, 2008 and the results of substantially all Enodis ice businesses and certain Enodis non-ice businesses in the years ended December 31, 2009 and 2008 and the six months ended June 30, 2009, have been classified as discontinued operations in the Consolidated Financial Statements to exclude the results from our results from continuing operations. In addition, the earnings (loss) from discontinued operations include the impact of changes in estimates to certain retained liabilities for operations sold or closed in periods prior to those presented. For businesses acquired during the time periods presented, results are included in the table from their acquisition date.

	Year ended December 31			Six months ended June 30
(In millions)	2009	2008*	2007	2010	2009*

Net Sales
Cranes and Related Products	$2,285.0	$3,882.9	$3,245.7	$818.5	$1,325.2
Foodservice Equipment	1,497.6	620.1	438.3	780.0	737.1

Total	3,782.6	4,503.0	3,684.0	1,598.5	2,062.3

Gross Profit	824.6	1,015.8	861.5	385.1	441.8

Earnings (Loss) from Operations
Cranes and Related Products	145.0	555.6	470.5	43.1	106.0
Foodservice Equipment	174.3	56.8	61.3	104.4	73.9
Corporate, gain (loss) on sale of parts line and pension settlements	(47.8)	(51.7)	(50.2)	(21.2)	(25.4)
Amortization expense	(39.5)	(11.6)	(5.8)	(19.8)	(16.7)
Goodwill impairment	(548.8)	—	—	—	(548.8)
Intangible asset impairment	(151.2)	—	—	—	(151.2)
Restructuring and integration expense	(43.2)	(29.3)	—	(1.7)	(29.4)

Total	(511.2)	519.8	475.8	104.8	(591.6)
Interest expense and amortization of deferred financing fees	(202.8)	(54.1)	(36.2)	(95.9)	(96.1)
Loss on debt extinguishment and purchase price hedges	(9.2)	(383.5)	(12.5)	(15.7)	(1.1)
Other income (expense)—net	17.8	(3.0)	9.8	(11.8)	6.3

Earnings (loss) from continuing operations before taxes on income	(705.4)	79.2	436.9	(18.6)	(682.5)
Provision (benefit) for taxes on income	(58.8)	(19.2)	122.1	(8.9)	(67.2)

Earnings (loss) from continuing operations	(646.6)	98.4	314.8	(9.7)	(615.3)
Discontinued operations:(1)
Earnings (loss) from discontinued operations and Gain (loss) on sale or closure of discontinued operations, net of income taxes	(60.1)	(90.3)	21.9	(0.6)	(54.5)

Net earnings (loss)	$(706.7)	$8.1	$336.7	$(10.3)	$(669.8)
Less: Net earnings (loss) attributable to noncontrolling interest, net of tax	(2.5)	(1.9)	—	(1.2)	(1.7)

Net earnings (loss) attributable to Manitowoc	(704.2)	10.0	336.7	(9.1)	(668.1)

Amounts attributable to the Manitowoc common shareholders:
Earnings (loss) from continuing operations	(644.1)	100.3	314.8	(8.5)	(613.6)
Earnings (loss) from discontinued operations, net of income taxes	(35.9)	(143.4)	21.9	(0.6)	(31.4)

Gain (loss) on sale of discontinued operations, net of income taxes	(24.2)	53.1	—	—	(23.1)

Net earnings (loss) attributable to Manitowoc	$(704.2)	$10.0	$336.7	$(9.1)	$(668.1)

Adjusted EBITDA(2)	$383.2	$840.9	$571.6	$167.3	$208.9

Crane Backlog	$572.7	$1,948.0	$2,877.2	$530.8	$900.5

Cash Flow provided by (used for) Operations	$338.6	$309.0	$244.0	$12.9	$(17.9)

Cash and Cash Equivalents	$105.8	$173.0	$366.9	$115.0	$120.0

Total Assets	$4,278.7	$6,086.1	$2,871.4	$4,240.8	$4,860.5

Net Working Capital(3)	$580.0	$896.9	$484.1	$600.5	$904.1

Total Debt	$2,172.4	$2,655.3	$230.6	$2,207.0	$2,172.4

Depreciation and Amortization	$131.1	$91.8	$86.0	$69.8	$65.8

Capital Expenditures	$72.5	$150.3	$112.8	$16.3	$44.3

*      During the quarter ended September 30, 2009, we identified an adjustment to the income tax provision that should have been included in our previously filed financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The issue was discovered during the process of reconciling the income tax provision in the financial statements to the 2008 income tax return and the required adjustment resulted in a decrease in income tax expense, an increase in refundable income taxes and an increase in retained earnings of $20.7 million, which has been reflected in the financial data above, for the year ended December 31, 2008. The adjustment also resulted in an increase to our previously reported 2008 earnings per diluted share by $0.16. There was no impact to the 2008 cash flows from operating activities as the increase in net earnings was offset by the increase in refundable income taxes.

We do not believe that the adjustments to the provision for income taxes, refundable income taxes, and retained earnings described above are material to our results of operations, financial position or cash flows for any of our previously filed annual or quarterly financial statements. Accordingly, the 2008 financial data above, as well as the financial statements in our Annual

Report on Form 10-K for the year ended December 31, 2009, were revised to reflect the adjustment to income tax expense, refundable income taxes and retained earnings discussed above.

During the fourth quarter of 2009, we identified adjustments to correct an error to the amortization of deferred financing fees that reduce the expenses recognized in our Quarterly Reports on Form 10-Q for each of the first three quarters of 2009 by $0.4 million, $5.8 million, and $5.0 million, respectively. The net-of-tax effect of these adjustments increased our previously reported 2009 earnings per share by $0.00, $0.03, and $0.02 for the quarters ended March 31, June 30 and September 30, 2009, respectively. These adjustments also increased the unamortized portion of deferred financing fees included in long term assets by $11.2 million, increased income taxes payable and deferred tax liabilities by $4.3 million, and increased retained earnings by $6.9 million as of September 30, 2009.

There was no impact to quarterly cash flows in 2009 as the increase in net earnings was offset by the decrease in the non-cash reconciling items for deferred financing fee amortization and deferred taxes. We do not believe that these adjustments are material to our results of operations, financial position or cash flows for any of our previously filed quarterly financial statements. Accordingly, we have revised our 2009 quarterly financial statements within our Quarterly Reports on Form 10-Q for the first two quarters of 2010, and will do so in our Quarterly Report on Form 10-Q for the third quarter of 2010.

(1)   Discontinued operations represent the results of operations and gain or loss on sale or closure of the Marine segment, substantially all Enodis ice businesses and certain Enodis non-ice businesses, Delta Manlift SAS, DRI and Toledo Ship Repair, which either qualified for discontinued operations treatment, or were sold or closed during 2009 or 2008.

(2)   Adjusted EBITDA, as defined under our senior secured credit agreement and used in this prospectus supplement consists of our earnings (loss) from continuing operations before interest, income taxes, depreciation, and amortization, without giving effect to (a) any extraordinary gains, extraordinary losses or other extraordinary non-cash charges or benefits, (b) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (c) fees, expenses and charges incurred or recorded (i) prior to December 31, 2008 in connection with the Enodis acquisition, the execution, delivery and performance of the senior secured credit agreement or divestiture transactions required by government authorities in connection with the Enodis acquisition (Divestiture Transactions) up to an aggregate amount of $25,000,000 or (d) fees, expenses and charges incurred or recorded after December 31, 2008 and prior to December 31, 2009 in connection with Divestiture Transactions.

We believe Adjusted EBITDA is a useful financial performance measure for our debt holders and us and is a complement to net income determined in accordance with U.S. GAAP. Because it excludes interest and income taxes, Adjusted EBITDA provides insight with respect to our ongoing operating results irrespective of our capital structure, and because it excludes depreciation and amortization, Adjusted EBITDA provides a basis for measuring our financial performance unrelated to historical cost or carrying value of long-lived assets. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor's understanding of our liquidity and financial flexibility. Adjusted EBITDA is also an important metric because it relates directly to our ability to comply with our financial covenants in our senior secured credit facilities and as such, we believe Adjusted EBITDA is material to an understanding of our financial condition.

Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP. Adjusted EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles as an indicator of our operating performance, or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in Adjusted EBITDA. It should also be noted that not all companies that report Adjusted EBITDA information calculate Adjusted EBITDA in the same manner as we do.

The following is a reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA for the periods above:

	Year ended December 31			Six months ended June 30
(In millions)	2009	2008	2007	2010	2009

Earnings (loss) from continuing operations	$(646.6)	$98.4	$314.8	$(9.7)	$(615.3)
Interest expense	202.8	54.1	36.2	95.9	96.1
Income taxes	(58.8)	(19.2)	122.1	(8.9)	(67.2)
Depreciation & amortization	131.1	91.8	86.0	69.8	65.8
Restructuring charges(a)	39.6	21.7	—	1.7	25.9
Early extinguishment of debt(b)	9.2	4.1	12.5	15.7	1.1
Expenses incurred associated with the Enodis acquisition(c)	—	19.2	—	—	—
Pre acquisition Enodis EBITDA add back(d)	—	176.5	—	—	—
Purchase accounting adjustments(e)	—	14.6	—	—	—
Losses on sale of fixed assets(f)	3.4	0.3	—	0.3	—
Purchase price hedge loss(g)	—	379.4	—	—	—
Change in accounting(h)	2.5	—	—	—	2.5
Asset impairment(i)	700.0	—	—	—	700.0
Other	—	—	—	2.5	—

Adjusted EBITDA	$383.2	$840.9	$571.6	$167.3	$208.9

  (a)
  Relates to severance and other employee reduction costs incurred in the period in both segments and all regions, and the closure of certain Foodservice facilities that became redundant as a result of the Enodis acquisition.

  (b)
  Represents the accelerated amortization of deferred financing fees as a result of principal payments of debt prior to the required payment schedule.

  (c)
  Represents non-recurring fees, cash charges and other cash expenses incurred in connection with our acquisition of Enodis in the fourth quarter of 2008.

  d)
  Reflects the allowed addition of proforma EBITDA of the acquired company for preacquisition periods, which includes, for the year ended December 31, 2008, $45.8 million related to Enodis Ice businesses that were disposed of in 2009.

  (e)
  Represents amortization of the write-up of inventory included in cost of sales resulting from purchase accounting adjustments made following the acquisition of Enodis.

  (f)
  Represents losses on the sale of certain assets which were deemed to be redundant due to changes in manufacturing processes or obsolescence.

  (g)
  In conjunction with the acquisition of Enodis, we were required by the lenders' commitment to hedge the Great British Pound purchase price. The settlement of this hedge resulted in an expense equal to the amount above the then foreign currency market rate which was added back to earnings from continuing operations.

  (h)
  Reflects the write-off of acquisition fees on January 1, 2009 concurrent with the adoption of FASB Accounting Standards Codification Topic 805.

  (i)
  Represents the non-cash goodwill and other intangible asset impairment charges taken in the first quarter of 2009.

(3)
Working capital is defined as net inventory plus net accounts receivable less trade accounts payable.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to "Description of notes."

Issuer	The Manitowoc Company, Inc.
Securities	$500,000,000 aggregate principal amount of % Senior Notes due 2020.
Maturity	The notes will mature on , 2020.
Interest Payment Dates	and of each year, beginning , 2011.
Optional Redemption

At any time on or after                    , 2015, we may redeem the notes, in whole or in part, at the redemption prices set forth under "Description of notes—Redemption—Optional redemption." In addition, prior to                    , 2015, we may redeem the notes at a "make-whole" premium.

At any time prior to                    , 2013, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption prices set forth under "Description of notes—Redemption—Optional redemption upon public equity offerings."

Ranking	The notes will be our senior unsecured obligations. Accordingly, they will rank:
• equally in right of payment with all of our existing and future senior indebtedness, including our senior secured credit facilities and existing senior notes;
• senior to all existing and future subordinated indebtedness;

•       effectively subordinated to all existing and future senior secured indebtedness, including our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

At June 30, 2010, on an as adjusted basis giving effect to the paydown of $25.0 million of our Term Loan B during the quarter ended September 30, 2010 with cash from operations, the sale of the notes in this offering and the application of the estimated gross proceeds of this offering as described under "Use of proceeds," we had $1,078.2 million of secured indebtedness outstanding on a consolidated basis.

Guarantees

The notes will be jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our senior secured credit facilities. Each subsidiary guarantee will rank:

• equally in right of payment with the existing and future senior indebtedness of the guarantors, including guarantees of our senior secured credit facilities and existing senior notes;
• senior to the existing and future subordinated indebtedness of the guarantors;

•       effectively subordinated to all existing and future secured indebtedness of the guarantors, including guarantees of our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

Not all of our subsidiaries will guarantee the notes. As of June 30, 2010, our non-guarantor subsidiaries had $2.0 billion of liabilities (to which the notes would have been structurally subordinated) and $4.7 billion of assets. For the six months ended June 30, 2010, our non-guarantor subsidiaries generated $942.9 million of sales and $22.4 million of earnings from continuing operations.

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and/or our subsidiaries' ability to:
• pay dividends or make other restricted payments;
• incur additional debt or issue preferred stock;
• create or permit to exist certain liens;

• incur restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;
• consolidate, merge or transfer all or substantially all of our assets;
• enter into transactions with affiliates; and
• sell or dispose of our assets.
However, each of these covenants is subject to a number of significant exceptions. You should read "Description of notes—Certain covenants" for a description of these covenants.
Change of Control

Upon the occurrence of a "change of control" as defined under "Description of notes—Change of control," we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Absence of Public Market for the Notes

There is currently no established public trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market-making activities at any time without notice.

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our senior secured credit facilities. See "Use of proceeds."
Form

The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors	See "Risk factors" beginning on page S-17 of this prospectus supplement for important information regarding us and an investment in the notes.

Risk factors

You should carefully consider each of the risks set forth below. If any of the events contemplated by the risks set forth below actually occur, then our business, financial condition or results of operations could be materially adversely affected. As a result of these and other factors, the value of the notes could decline, and you may lose all or part of your investment.

Risks related to the notes

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We currently have, and following this offering will continue to have, a substantial amount of indebtedness. As of June 30, 2010, after giving effect to the paydown of $25.0 million of our Term B Loan during the quarter ended September 30, 2010 with cash from operations, the issuance of the notes offered hereby and the application of the net proceeds from the offering, we would have had total debt of approximately $2,195.7 million, including $500.0 million of notes offered hereby, $400.0 million of our 9 1/2% senior notes due 2018 ("2018 Notes"), $150 million of our 7 1/8% senior notes due 2013 ("2013 Notes" and, together with the 2018 Notes, the "Existing Senior Notes") and $1,060.3 million of borrowings under our senior secured credit facilities. In addition, we would have had approximately $360.0 million of available borrowing capacity under the $400.0 million revolving facility portion of our senior secured credit facilities at June 30, 2010. We borrow under our revolving credit facility from time to time on an intraquarter basis to fund our ordinary course working capital needs and as a result our senior secured debt levels may be higher (and borrowing capacity lower) during the middle of any fiscal quarter than at quarter end. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•
make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•
limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•
require us to use a substantial portion of our cash flow from operations to make debt service payments, thereby limiting our ability to use such cash flow for future working capital, capital expenditures, acquisitions or other general business purposes;

•
limit our flexibility to plan for, or react to, changes in our business and industry;

•
place us at a competitive disadvantage compared to our less leveraged competitors; and

•
increase our vulnerability to the impact of adverse economic and industry conditions.

Our credit facilities and other debt instruments have restrictive covenants that could limit our financial flexibility.

Our senior secured credit facilities and the indentures related to our Existing Senior Notes contain, and the indenture that will govern the notes offered hereby will contain, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our senior secured credit facilities is subject to compliance with certain financial covenants, including an interest coverage ratio. Our senior secured credit facilities include other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indentures related to our Existing Senior Notes contain, and the indenture that will govern the notes offered hereby will contain, limitations on our ability to effect mergers and change of control events, as well as other limitations, including limitations on:

•
the declaration and payment of dividends or other restricted payments;

•
incurring additional indebtedness or issuing preferred stock;

•
the creation or existence of certain liens;

•
incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•
transactions with affiliates; and

•
sales of assets.

See "Description of notes—Certain covenants" and "Description of other indebtedness." We report the status of our compliance with these covenants quarterly. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of substantially all of our funded debt. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our senior secured credit facilities and the indentures governing our Existing Senior Notes limit, and the indenture governing the notes offered hereby will limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. Subject to restrictions in our senior secured credit facilities and the indentures, we also have the ability to incur additional secured indebtedness that would be effectively senior to the notes offered hereby. We borrow under our revolving credit facility from time to time on an intraquarter basis to fund our ordinary course working capital needs and as a result our secured indebtedness levels may be higher during the middle of any fiscal quarter than at quarter end. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including our senior secured credit facilities, a portion of which matures in 2013, with the remainder maturing in 2014, our Existing Senior Notes and the notes offered hereby, or new debt securities, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of such indebtedness. We may not, however, be able to refinance any of such indebtedness on commercially reasonable terms or at all.

We are required to repurchase all or a portion of our senior notes, including the notes offered hereby, upon a change of control.

Upon certain change of control events, as that term is defined in the indentures for our Existing Senior Notes and the notes to be offered hereby, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the indentures, which could lead to a cross-default under our senior secured credit facilities and under the terms of our other indebtedness. In addition, our senior secured credit facilities restrict our ability to make any such required repurchases. Prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under our senior secured credit facilities or obtain the consent of the lenders under our credit facilities. If we do not obtain the required consents or repay our outstanding indebtedness under our senior secured credit facilities, we would remain effectively prohibited from offering to purchase the notes. See "Description of notes—Change of control."

The notes offered hereby and the related guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness.

The notes offered hereby and the related guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under our senior secured credit facilities. Additionally, the indenture governing the notes offered hereby will permit us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of June 30, 2010, after giving effect to the paydown of $25.0 million of our Term B Loan during the quarter ended September 30, 2010 with cash from operations, the issuance of the notes offered hereby and the contemplated use of proceeds, the notes and the guarantees would have been effectively subordinated to $1,078.2 million of senior secured indebtedness and we would have been able to incur an additional $400.0 million of indebtedness under our senior secured credit facilities on such date, subject to compliance with financial covenants in our senior secured credit facilities, all of which would have also been effectively senior to the notes and the guarantees.

If our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the notes.

We are a holding company with no material operations and only limited assets. Because our operations are conducted primarily by our subsidiaries, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, depend to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Such payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

Our subsidiaries are separate and distinct legal entities and, except for those subsidiaries that will act as guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available, whether by dividends, loans, distributions or other payments, and will not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by the subsidiary. Unrestricted subsidiaries under the indenture will also not be subject to the covenants in the indenture.

The assets of our subsidiaries that are not guarantors will be subject to prior claims by creditors of those subsidiaries.

You will not have a claim as a creditor against our subsidiaries that are not guarantors of the notes. Our existing and future foreign subsidiaries will not guarantee the notes. Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured.

As of June 30, 2010, our non-guarantor subsidiaries had $2.0 billion of liabilities (to which the notes would have been structurally subordinated) and $4.7 billion of assets. For the six months ended June 30, 2010, our non-guarantor subsidiaries generated $942.9 million of sales and $22.4 million of earnings from continuing operations.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of notes from relying on that subsidiary to satisfy claims.

Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantors if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•
was insolvent or rendered insolvent by reason of such incurrence;

•
was engaged, or about to engage, in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if, at the time it issued the guarantee:

•
the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

There is no established public trading market for the notes.

The notes will constitute a new issue of securities with no established trading market. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and any market making with respect to the notes may be discontinued at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the notes or the ability of holders of notes to sell their notes at all or the price at which such holders may be able to sell their notes. If a trading market were to develop, the notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with original issue discount ("OID") for U.S. federal income tax purposes to the extent that the issue price of the notes is less than their stated principal amount by more than a de minimis amount. U.S. Holders, whether on the cash or accrual method of tax accounting, will be required to include any amounts representing OID in gross income (as ordinary income) on a constant yield to maturity basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For further discussion, see "Certain U.S. federal income tax consequences."

If the notes are issued with OID and a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If the notes are issued with OID and a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•
the original issue price for the notes; and

•
that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks related to our business

Some of our business segments are cyclical or are otherwise sensitive to volatile or variable factors. A downturn or weakness in overall economic activity or fluctuations in those other factors can have a material adverse effect on us.

Historically, sales of products that we manufacture and sell have been subject to cyclical variations caused by changes in general economic conditions and other factors. In particular, the demand for our crane products is cyclical and is impacted by the strength of the economy generally, the availability of financing and other factors that may have an effect on the level of construction activity on an international, national or regional basis. During periods of expansion in construction activity, we generally have benefited from increased demand for our products. Conversely, during recessionary periods, we have been adversely affected by reduced demand for our products. In addition, the strength of the economy generally may affect the rates of expansion, consolidation, renovation and equipment replacement within the restaurant, lodging, convenience store and healthcare industries, which may affect the performance of our Foodservice segment. Furthermore, an economic recession may impact leveraged companies, such as Manitowoc, more than competing companies with less leverage and may have a material adverse effect on our financial condition, results of operations and cash flows. See "Risks related to the notes—We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes."

Products in our Crane segment depend in part on federal, state, local and foreign governmental spending and appropriations, including infrastructure, security and defense outlays. Reductions in governmental spending can reduce demand for our products, which in turn can affect our performance. Weather conditions can substantially affect our Foodservice segment, as relatively cool summer weather and cooler-than-normal weather in hot climates tend to decrease sales of ice and beverage dispensers. Our sales depend in part upon our customers' replacement or repair cycles. Adverse economic conditions, such as those experienced in fiscal 2009 and the first half of 2010, may cause customers to forego or postpone new purchases in favor of repairing existing machinery.

A substantial portion of our growth has come through acquisitions. We may not be able to identify or complete future acquisitions, which could adversely affect our future growth.

Our growth strategy historically has been based in part upon acquisitions. Our successful growth through acquisitions depends upon our ability to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. In addition, our level of indebtedness may increase in the future if we finance other acquisitions with debt. This would cause us to incur additional interest expense and could increase our vulnerability to general adverse economic and industry conditions and limit our ability to service our debt or obtain additional financing. See "Risks related to the notes—We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes." Furthermore, our current leverage position may prevent us from pursuing potential acquisition candidates until we are able to reduce our debt and leverage to a point where additional debt could be incurred to support the financing of such an acquisition. We cannot assure that future acquisitions will not have a material adverse effect on our financial condition, results of operations and cash flows.

Our future success depends on our ability to effectively integrate acquired companies and manage growth.

Our growth has placed, and will continue to place, significant demands on our management and operational and financial resources. We have made significant acquisitions since 1995. Future acquisitions will require integration of the acquired companies' sales and marketing, distribution, manufacturing, engineering, purchasing, finance and administrative organizations. Our history has demonstrated that the successful integration of acquired businesses requires substantial attention from our senior management and the management of the acquired companies, which tends to reduce the time that they have to manage the ongoing business. We are currently in the process of integrating the Enodis acquisition. While we believe we have successfully integrated our acquisitions prior to Enodis and we believe we are on track to complete a successful integration of the Enodis acquisition, we cannot assure you that we will be able to integrate Enodis or any future acquisitions successfully, that the acquired companies will operate profitably or that the intended beneficial effect from these acquisitions will be realized. Our financial condition, results of operations and cash flows could be materially and adversely affected if we do not successfully integrate Enodis or any other future companies that we may acquire or if we do not manage our growth effectively.

Because we participate in industries that are intensely competitive, our net sales and profits could decline as we respond to competition.

We sell most of our products in highly competitive industries. We compete in each of those industries based on product design, quality of products, quality and responsiveness of product support services, product performance, maintenance costs and price. Some of our competitors may have greater financial, marketing, manufacturing and distribution resources than we do. We cannot be certain that our products and services will continue to compete successfully with those of our competitors or that we will be able to retain our customer base or improve or maintain our profit margins on sales to our customers, any of which could materially and adversely affect our financial condition, results of operations and cash flows.

If we fail to develop new and innovative products or if customers in our markets do not accept them, our results would be negatively affected.

Our products must be kept current to meet our customers' needs. To remain competitive, we therefore must develop new and innovative products on an on-going basis. If we fail to make innovations, or the market does not accept our new products, our sales and results would suffer.

We invest significantly in the research and development of new products. These expenditures do not always result in products that will be accepted by the market. To the extent they do not, whether as a function of the product or the business cycle, we will have increased expenses without significant sales to benefit us. Failure to develop successful new products may also cause potential customers to choose to purchase used equipment or competitors' products, rather than invest in new products manufactured by us.

Price increases in some materials and sources of supply could affect our profitability.

We use large amounts of steel, stainless steel, aluminum, copper and electronic controls among other items in the manufacture of our products. Occasionally, market prices of some of our key raw materials increase significantly. In particular, we have experienced significant increases in steel, aluminum, foam, and copper prices at times in recent periods, which have increased our expenses. If in the future we are not able to reduce product cost in other areas or pass raw material price increases on to our customers, our margins could be adversely affected. In addition, because we maintain limited raw material and component inventories, even brief unanticipated delays in delivery by suppliers—including those due to capacity constraints, labor disputes, impaired financial condition of suppliers, weather emergencies or other natural disasters—may impair our ability to satisfy our customers and could adversely affect our financial performance.

To better manage our exposures to certain commodity price fluctuations, we regularly hedge our commodity exposures through financial markets. Through this hedging we fix the future price for a portion of these commodities utilized in the production of our products. To the extent that our hedging is not successful in fixing commodity prices that are favorable in comparison to market prices at the time of purchase, we would experience a negative impact on our profit margins compared to the margins we would have realized if these price commitments were not in place, which may adversely affect our results of operations, financial condition and cash flows in future periods.

We manufacture and sell a significant portion of our products outside of the United States, which may present additional risks to our business.

For the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, approximately 54%, 51%, 58% and 56%, respectively, of our net sales were attributable to products sold outside of the United States. Expanding international sales is part of our growth strategy. We acquired 22 major manufacturing facilities with the Enodis acquisition, one of which has been closed. Of the remainder, 15 are located in North America, 4 in Europe, and 2 in Asia. International operations generally are subject to various risks, including political, military, religious and economic instability, local labor market conditions, the imposition of foreign tariffs, the impact of foreign government regulations, the impact of compliance with domestic government regulations for businesses engaged in overseas trade, the effects of income and withholding tax, governmental expropriation, and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with our international manufacturing, the integration of our new facilities and sales that could cause loss of revenue. Unfavorable changes in the political, regulatory and business climate and currency devaluations of various foreign jurisdictions could have a material adverse effect on our financial condition, results of operations and cash flows.

We depend on our key personnel and the loss of these personnel could have an adverse affect on our business.

Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally, these employees are not bound by employment or non-competition agreements, and we cannot be sure that we will be able to retain our key officers and employees. We could be seriously harmed by the loss of key personnel if it were to occur in the future.

Our operations and profitability could suffer if we experience problems with labor relations.

As of September 30, 2010, we employed approximately 13,123 people and had labor agreements with 14 union locals in North America. In addition, a large majority of our European employees belong to European trade unions, and we have three trade unions in China and one trade union in India. These collective bargaining or similar agreements expire at various times in each of the next several years. We believe that we have satisfactory relations with our unions and, therefore, anticipate reaching new agreements on satisfactory terms as the existing agreements expire. However, we may not be able to reach new agreements without a work stoppage or strike, and any new agreements that are reached may not be reached on terms satisfactory to us. These risks are heightened by the current economic environment and the headcount reductions we have undertaken over the last 12 months. A prolonged work stoppage or strike at any one of our manufacturing facilities could have a material adverse effect on our financial condition, results of operations and cash flows.

If we fail to protect our intellectual property rights or maintain our rights to use licensed intellectual property, our business could be adversely affected.

Our patents, trademarks and licenses are important in the operation of our businesses. Although we intend to protect our intellectual property rights vigorously, we cannot be certain that we will be successful in doing so. Third parties may assert or prosecute infringement claims against us in connection with the services and products that we offer, and we may or may not be able to successfully defend these claims. Litigation, either to enforce our intellectual property rights or to defend against claimed infringement of the rights of others, could result in substantial costs and in a diversion of our resources. In addition, if a third party would prevail in an infringement claim against us, then we would likely need to obtain a license from the third party on commercial terms, which would likely increase our costs. Our failure to maintain or obtain necessary licenses or an adverse outcome in any litigation relating to patent infringement or other intellectual property matters could have a material adverse effect on our financial condition, results of operations and cash flows.

Our results of operations may be negatively impacted by product liability lawsuits.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture, sale and use of our products, especially our crane products. Certain of our businesses also have experienced claims relating to past asbestos exposure. Neither we nor our affiliates have to date incurred material costs related to these asbestos claims. We vigorously defend ourselves against current claims and intend to do so against future claims. However, a substantial increase in the number of claims that are made against us or the amounts of any judgments or settlements could materially and adversely affect our reputation and our financial condition, results of operations and cash flows.

Some of our products are built under fixed-price agreements; cost overruns therefore can hurt our results.

Some of our work is done under agreements on a fixed-price basis. If we do not accurately estimate our costs, we may incur a loss under these contracts. Even if the agreements have provisions that allow reimbursement for cost overruns, we may not be able to recoup excess expenses.

Strategic or required divestitures could negatively affect our results.

We regularly review our business units and evaluate them against our core business strategies. In addition, at times we are forced by regulatory authorities to make business divestitures as a result of acquisition transactions. As a result, we regularly consider the divestiture of non-core and non-strategic, or acquisition-related operations or facilities. Depending upon the circumstances and terms, the divestiture of an operation or facility could negatively affect our earnings from continuing operations.

Environmental liabilities that may arise in the future could be material to us.

Our operations, facilities and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous materials and wastes, the remediation of contamination, and otherwise relating to health, safety and the protection of the environment. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental and health and safety matters, and have in the past and will continue to incur capital costs and other expenditures relating to such matters.

Based on current information, we believe that any costs we may incur relating to environmental matters will not be material, although we can give no assurances. We also cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities, or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs and/or penalties that could be material. Further, environmental laws and regulations are constantly evolving and it is impossible to predict accurately the effect they may have upon our financial condition, results of operations or cash flows.

We are exposed to the risk of foreign currency fluctuations.

Some of our operations are or will be conducted by subsidiaries in foreign countries. The results of the operations and the financial position of these subsidiaries will be reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, which are stated in U.S. dollars. The exchange rates between many of these non-U.S. currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations may have a material effect on our results of operations and financial position and may significantly affect the comparability of our results between financial periods.

In addition, we incur currency transaction risk whenever one of our operating subsidiaries enters into a transaction using a different currency than its functional currency. We attempt to reduce currency transaction risk whenever one of our operating subsidiaries enters into a transaction using a different currency than its functional currency by:

•
matching cash flows and payments in the same currency;

•
direct foreign currency borrowing; and

•
entering into foreign exchange contracts for hedging purposes.

However, we may not be able to hedge this risk completely or at an acceptable cost, which may adversely affect our results of operations, financial condition and cash flows in future periods.

Increased or unexpected product warranty claims could adversely affect us.

We provide our customers a warranty covering workmanship, and in some cases materials, on products we manufacture. Our warranty generally provides that products will be free from defects for periods ranging from 12 months to 60 months with certain equipment having longer term warranties. If a product fails to comply with the warranty, we may be obligated, at our expense, to correct any defect by repairing or replacing the defective product. Although we maintain warranty reserves in an amount based primarily on the number of units shipped and on historical and anticipated warranty claims, there can be no assurance that future warranty claims will follow historical patterns or that we can accurately anticipate the level of future warranty claims. An increase in the rate of warranty claims or the occurrence of unexpected warranty claims could materially and adversely affect our financial condition, results of operations and cash flows.

Some of our customers rely on financing with third parties to purchase our products, and we may incur expenses associated with our assistance to customers in securing third-party financing.

We rely principally on sales of our products to generate cash from operations. A portion of our sales is financed by third-party finance companies on behalf of our customers. The availability of financing by third parties is affected by general economic conditions, the credit worthiness of our customers and the estimated residual value of our equipment. In certain transactions we provide residual value guarantees and buyback commitments to our customers or the third-party financial institutions. Deterioration in the credit quality of our customers or the overall health of the banking industry could negatively impact our customers' ability to obtain the resources needed to make purchases of our equipment or their ability to obtain third-party financing. In addition, if the actual value of the equipment for which we have provided a residual value guaranty declines below the amount of our guaranty, we may incur additional costs, which may negatively impact our financial condition, results of operations and cash flows.

We are in the process of implementing a global ERP system in our Crane segment.

We are in the process of implementing a new global ERP system in the Crane segment. This system will replace many of our existing operating and financial systems. Such an implementation is a major undertaking, both financially and from a management and personnel perspective. Due to current economic conditions we have delayed the previously scheduled implementation timeline for the Crane segment ERP system. One business location implemented this system in 2009, but the next business unit is not scheduled to implement this new ERP system until 2012. Should the system not be implemented successfully and within budget, or if the system does not perform in a satisfactory manner, it could be disruptive and adversely affect our operations and results of operations, including our ability to report accurate and timely financial results.

Our inability to recover from a natural or man-made disaster or similar events could adversely affect our business.

Our business and financial results may be affected by certain events that we cannot anticipate or that are beyond our control, such as natural or man-made disasters, national emergencies, significant labor strikes, work stoppages, political unrest, war or terrorist activities that could curtail production at our facilities and cause delayed deliveries and canceled orders. In addition, we purchase components, raw materials, information technology and other services from numerous suppliers, and, even if our facilities were not directly affected by such events, we could be affected by interruptions at such suppliers. Such suppliers may be less likely than our own facilities to be able to quickly recover from such events and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. We cannot assure you that we will have insurance to adequately compensate us for any of these events.

Ratio of earnings to fixed charges

The following table shows our ratio of earnings to fixed charges for the periods presented:

	Six months ended June 30, 2010	Year ended December 31,
		2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	(a)	(b)	2.2x	10.6x	5.3x	2.4x

(a)   Due to our loss for the six months ended June 30, 2010, we did not have earnings adequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $18.6 million for the six months ended June 30, 2010.

(b)   Due to our loss for the year ended December 31, 2009, we did not have earnings adequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $705.4 million for the year ended December 31, 2009.

For the purposes of computing this ratio, "earnings" consist of income from continuing operations before income taxes and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus (a) interest capitalized during the period and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of (i) interest incurred (both expensed and capitalized) and amortization of debt expense plus (ii) the portion of rent expense representative of a reasonable approximation of the interest factor.

 Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $     million, after deducting underwriting discount and other offering expenses. We intend to use the net proceeds from this offering to repay amounts outstanding under our term loan A and term loan B facilities on a pro rata basis based on their respective amounts outstanding. As of June 30, 2010, the aggregate principal amount outstanding under our term loan A and term loan B facilities was $738.3 million and $833.2 million, respectively, and borrowings outstanding under such facilities accrued interest at approximately 5.31% and 8.00% respectively, excluding the impact of interest rate hedges in place. The facilities are scheduled to mature in November 2013 and November 2014, respectively.

 Capitalization

The following table sets forth our capitalization as of June 30, 2010 on an actual basis and as adjusted giving effect to the paydown of $25.0 million of our Term Loan B during the quarter ended September 30, 2010 with cash from operations, the sale of $500.0 million of notes in this offering and the application of the estimated gross proceeds of this offering as described under "Use of proceeds."

You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2010
(In millions)	Actual	As adjusted

Cash and cash equivalents	$117.6	$117.6

Debt:
$400 million revolving credit facility(1)	$—	$—
Term Loan A	738.3	506.2
Term Loan B(2)	833.2	554.1
Capitalized leases	17.9	17.9

Total senior secured debt	1,589.4	1,078.2
7 1/8% senior notes due 2013	150.0	150.0
9 1/2% senior notes due 2018	400.0	400.0
Notes offered hereby(3)	—	500.0
Other(4)	67.5	67.5

Total debt(5)	2,206.9	2,195.7
Stockholders' equity:
Common stock, $0.01 par value per share	1.4	1.4
Additional paid-in capital	449.1	449.1
Accumulated other comprehensive loss	(29.3)	(29.3)
Retained earnings(6)	179.6	163.8
Treasury stock, at cost	(88.2)	(88.2)

Total stockholders' equity	512.6	496.8

Noncontrolling interest	(1.9)	(1.9)

Total equity	510.7	494.9

Total capitalization	$2,717.6	$2,690.6

(1)   We had letters of credit under the revolving credit facility in the amount of $35.8 million as of June 30, 2010. As of June 30 and September 30, 2010, we had no amounts outstanding under our revolving credit facility.

(2)   The "As adjusted" column reflects that, during the third quarter of 2010, we paid down $25.0 million of our Term Loan B through cash from operations.

(3)   Does not give effect to any original issue discount.

(4)   These amounts are subject to changes in exchange rates primarily attributable to the Euro, Yuan, British Pound, and Australian Dollar.

(5)   As of June 30, 2010, we had outstanding $101.0 million in trade accounts receivable sold to the Purchaser under our domestic securitization program.

(6)   As adjusted amount includes impact of accelerated amortization of deferred financing fees as a result of principal payments of term loans A and B with the proceeds of this offering prior to their required payment schedules.

Selected financial data

The following selected historical financial data have been derived from our consolidated financial statements. This data should be read in conjunction with our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2009 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 incorporated by reference into this prospectus supplement. Results of the Marine segment in each of the periods ending on or prior to December 31, 2008 and the results of substantially all Enodis ice businesses and certain Enodis non-ice businesses in the years ended December 31, 2009 and 2008 and the six months ended June 30, 2009, have been classified as discontinued operations in the Consolidated Financial Statements to exclude the results from our results from continuing operations. In addition, the earnings (loss) from discontinued operations include the impact of changes in estimates to certain retained liabilities for operations sold or closed in periods prior to those presented. For businesses acquired during the time periods presented, results are included in the table from their acquisition date.

	Year ended December 31					Six months ended June 30
(In millions)	2009	2008*	2007	2006	2005	2010	2009*

Net Sales
Cranes and Related Products	$2,285.0	$3,882.9	$3,245.7	$2,235.4	$1,628.7	$818.5	$1,325.2
Foodservice Equipment	1,497.6	620.1	438.3	415.4	399.6	780.0	737.1

Total	3,782.6	4,503.0	3,684.0	2,650.8	2,028.3	1,598.5	2,062.3

Gross Profit	824.6	1,015.8	861.5	611.3	413.2	385.1	441.8

Earnings (Loss) from Operations
Cranes and Related Products	145.0	555.6	470.5	280.6	115.5	43.1	106.0
Foodservice Equipment	174.3	56.8	61.3	56.2	54.9	104.4	73.9
Corporate	(44.4)	(51.7)	(48.2)	(42.4)	(24.8)	(21.2)	(25.4)
Amortization expense	(39.5)	(11.6)	(5.8)	(3.3)	(3.1)	(19.8)	(16.7)
Gain (loss) on sales of parts line	(3.4)	—	3.3	—	—	—	—
Goodwill Impairment	(548.8)	—	—	—	—	—	(548.8)
Intangible asset impairment	(151.2)	—	—	—	—	—	(151.2)
Restructuring expense	(39.6)	(21.7)	—	—	—	(1.7)	(25.9)
Integration expense	(3.6)	(7.6)	—	—	—	—	(3.5)
Pension settlements	—	—	(5.3)	—	—	—	—

Total	(511.2)	519.8	475.8	291.1	142.5	104.8	(591.6)
Interest expense and amortization of deferred financing fees	(202.8)	(54.1)	(36.2)	(46.3)	(53.8)	(95.9)	(96.1)
Loss on debt extinguishment	(9.2)	(4.1)	(12.5)	(14.4)	(9.1)	(15.7)	(1.1)
Loss on purchase price hedges	—	(379.4)	—	—	—	—	—
Other income (expense)—net	17.8	(3.0)	9.8	3.4	3.4	(11.8)	6.3

Earnings (loss) from continuing operations before taxes on income	(705.4)	79.2	436.9	233.8	83.0	(18.6)	(682.5)
Provision (benefit) for taxes on income	(58.8)	(19.2)	122.1	74.8	16.6	(8.9)	(67.2)

Earnings (loss) from continuing operations	(646.6)	98.4	314.8	159.0	66.4	(9.7)	(615.3)
Discontinued operations:(1)
Earnings (loss) from discontinued operations, net of income taxes	(35.9)	(143.4)	21.9	7.2	(6.4)	(0.6)	(31.4)
Gain (loss) on sale or closure of discontinued operations, net of income taxes	(24.2)	53.1	—	—	5.8	—	(23.1)

Net earnings (loss)	$(706.7)	$8.1	$336.7	$166.2	$65.8	$(10.3)	$(669.8)

Less: Net earnings (loss) attributable to noncontrolling interest, net of tax	(2.5)	(1.9)	—	—	—	(1.2)	(1.7)

Net earnings (loss) attributable to Manitowoc	(704.2)	10.0	336.7	166.2	65.8	(9.1)	(668.1)

Amounts attributable to the Manitowoc common shareholders:
Earnings (loss) from continuing operations	(644.1)	100.3	314.8	159.0	66.4	(8.5)	(613.6)
Earnings (loss) from discontinued operations, net of income taxes	(35.9)	(143.4)	21.9	7.2	(6.4)	(0.6)	(31.4)
Gain (loss) on sale of discontinued operations, net of income taxes	(24.2)	53.1	—	—	5.8	—	(23.1)

Net earnings (loss) attributable to Manitowoc	$(704.2)	$10.0	$336.7	$166.2	$65.8	$(9.1)	$(668.1)

Cash Flows
Cash flow from operations	$338.6	$309.0	$244.0	$293.0	$106.7	$12.9	$(17.9)

Total Assets
Cranes and Related Products	$1,738.4	$2,223.7	$1,958.0	$1,572.4	$1,224.7	$1,648.1	$1,960.5
Foodservice Equipment	2,279.5	3,389.4	341.5	340.1	313.2	2,439.4	2,389.1
Corporate	260.8	473.0	571.9	307.0	423.9	153.3	510.9

Total	$4,278.7	$6,086.1	$2,871.4	$2,219.5	$1,961.8	$4,240.8	$4,860.5

Depreciation
Cranes and Related Products	$55.3	$66.3	$70.4	$58.4	$51.8	$32.6	$32.3
Foodservice Equipment	33.5	12.4	8.0	7.2	6.1	15.9	15.5
Corporate	2.8	1.5	1.8	1.8	1.5	1.5	1.3

Total	$91.6	$80.2	$80.2	$67.4	$59.4	$50.0	$49.1

Capital Expenditures
Cranes and Related Products	$51.5	$129.4	$103.7	$51.3	$32.9	$7.8	$22.6
Foodservice Equipment	18.4	10.9	3.7	10.9	16.9	7.5	20.4
Corporate	2.6	10.0	5.4	2.2	1.0	1.0	1.3

Total	$72.5	$150.3	$112.8	$64.4	$50.8	$16.3	$44.3

*      During the quarter ended September 30, 2009, we identified an adjustment to the income tax provision that should have been included in our previously filed financial statements included in our Annual Report on Form 10-K for the year ended

December 31, 2008. The issue was discovered during the process of reconciling the income tax provision in the financial statements to the 2008 income tax return and the required adjustment resulted in a decrease in income tax expense, an increase in refundable income taxes and an increase in retained earnings of $20.7 million, which has been reflected in the financial data above, for the year ended December 31, 2008. The adjustment also resulted in an increase to our previously reported 2008 earnings per diluted share by $0.16. There was no impact to the 2008 cash flows from operating activities as the increase in net earnings was offset by the increase in refundable income taxes.

 We do not believe that the adjustments to the provision for income taxes, refundable income taxes, and retained earnings described above are material to our results of operations, financial position or cash flows for any of our previously filed annual or quarterly financial statements. Accordingly, the 2008 financial data above, as well as the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, were revised to reflect the adjustment to income tax expense, refundable income taxes and retained earnings discussed above.

 During the fourth quarter of 2009, we identified adjustments to correct an error to the amortization of deferred financing fees that reduce the expenses recognized in our Quarterly Reports on Form 10-Q for each of the first three quarters of 2009 by $0.4 million, $5.8 million, and $5.0 million, respectively. The net-of-tax effect of these adjustments increased our previously reported 2009 earnings per share by $0.00, $0.03, and $0.02 for the quarters ended March 31, June 30 and September 30, 2009, respectively. These adjustments also increase the unamortized portion of deferred financing fees included in long term assets by $11.2 million, increase income taxes payable and deferred tax liabilities by $4.3 million, and increase retained earnings by $6.9 million as of September 30, 2009.

 There was no impact to quarterly cash flows in 2009 as the increase in net earnings was offset by the decrease in the non-cash reconciling items for deferred financing fee amortization and deferred taxes. We do not believe that these adjustments are material to our results of operations, financial position or cash flows for any of our previously filed quarterly financial statements. Accordingly, we have revised our 2009 quarterly financial statements within our Quarterly Reports on Form 10-Q for the first two quarters of 2010, and will do so in our Quarterly Report on Form 10-Q for the third quarter of 2010.

(1)   Discontinued operations represent the results of operations and gain or loss on sale or closure of the Marine segment, substantially all Enodis ice businesses and certain Enodis non-ice businesses, Delta Manlift SAS, DRI and Toledo Ship Repair, which either qualified for discontinued operations treatment, or were sold or closed during 2009, 2008 or 2005.

Business

General

Founded in 1902, we are a multi-industry capital goods manufacturer in two principal markets: Cranes and Related Products (our "Crane" segment) and Foodservice Equipment (our "Foodservice" segment). Crane is recognized as one of the world's largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes and boom trucks.

Foodservice is one of the world's leading designers and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food preparation and cooking needs of restaurants, convenience stores, hotels, and other institutional kitchens. We have over a 100-year tradition of providing high-quality products and support services to our markets worldwide. For the year ended December 31, 2009 we had net sales of approximately $3.8 billion, and for the six months ended June 30, 2010 we had net sales of approximately $1.6 billion.

Our Crane business is a global provider of engineered lift solutions, offering one of the broadest lines of lifting equipment in the industry. We design, manufacture, market and support a comprehensive line of crawler cranes, mobile telescopic cranes, tower cranes and boom trucks. Our Crane products are marketed under the Manitowoc, Grove, Potain, National and Crane Care brand names and are used in a wide variety of applications, including energy, petro-chemical and industrial projects, infrastructure development such as road, bridge and airport construction, and commercial and high-rise residential construction.

On October 27, 2008 we completed our acquisition of Enodis, a global leader in the design and manufacture of innovative equipment for the commercial foodservice industry. The $2.7 billion acquisition, the largest and most recent acquisition for the company, has established us among the world's top manufacturers of commercial foodservice equipment. With this acquisition, our Foodservice capabilities now span refrigeration, ice-making, cooking, food-preparation, and beverage-dispensing technologies. We are now able to equip entire commercial kitchens and serve the world's growing demand for food prepared away from home.

In order to secure clearance for the acquisition of Enodis from various regulatory authorities, including the European Commission and the United States Department of Justice, we agreed to sell substantially all of Enodis' global ice machine operations following completion of the transaction. On May 15, 2009, we completed the sale of the Enodis global ice machine operations to Braveheart Acquisition, Inc., an affiliate of Warburg Pincus Private Equity X, L.P., for approximately $160 million. The businesses sold were operated under the Scotsman, Ice-O-Matic, Simag, Barline, Icematic and Oref brand names. We also agreed to sell certain non-ice businesses of Enodis located in Italy that are operated under the Tecnomac and Icematic brand names. Prior to disposal, the antitrust clearances required that the ice businesses were treated as standalone operations, in competition with us. The results of these operations have been classified as discontinued operations.

On December 31, 2008, we completed the sale of our Marine segment to Fincantieri Marine Group Holdings Inc., a subsidiary of Fincantieri—Cantieri Navali Italiani SpA. The sale price in the all-cash deal was approximately $120 million. We have reported the Marine segment as a discontinued operation for financial reporting purposes as of December 31, 2008, and for all prior periods presented in accordance with Accounting Standards Codification 360-10.

Our principal executive offices are located at 2400 South 44th Street, Manitowoc, Wisconsin 54220.

Financial information about business segments

The following is financial information about the Crane and Foodservice segments for the years ended December 31, 2009, 2008 and 2007 and the six months ended June 30, 2010 and 2009. The Consolidated Financial Statements include the operating results of Enodis from the date of acquisition. The accounting policies of the segments are the same as those described in the summary of significant accounting policies of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, except that certain expenses are not allocated to the segments. These unallocated expenses are corporate overhead, amortization expense of intangible assets with definite lives, interest expense, and income tax expense. We evaluate segment performance based upon profit and loss before the aforementioned expenses. Restructuring costs are included as reductions to the respective segment's operating earnings for each year below.

	Year ended December 31			Six months ended June 30
(In millions)	2009	2008	2007	2010	2009

				(Unaudited)
Net sales from continuing operations:
Crane	$2,285.0	$3,882.9	$3,245.7	$818.5	$1,325.2
Foodservice	1,497.6	620.1	438.3	780.0	737.1

Total	$3,782.6	$4,503.0	$3,684.0	$1,598.5	$2,062.3

Operating earnings (loss) from continuing operations:
Crane	$145.0	$555.6	$470.5	$43.1	$106.0
Foodservice	174.3	56.8	61.3	104.4	73.9
Corporate	(44.4)	(51.7)	(48.2)	(21.2)	(25.4)
Amortization expense	(39.5)	(11.6)	(5.8)	(19.8)	(16.7)
Gain (loss) on sale of parts line	(3.4)	—	3.3	—	—
Asset impairments	(700.0)	—	—	—	(700.0)
Restructuring expense	(39.6)	(21.7)	—	(1.7)	(25.9)
Integration expense	(3.6)	(7.6)	—	—	(3.5)
Pension settlements	—	—	(5.3)	—	—

Operating earnings from continuing operations:	$(511.2)	$519.8	$475.8	$104.8	$(591.6)

Capital expenditures:
Crane	$51.5	$129.4	$103.7	$7.8	$22.6
Foodservice	18.4	10.9	3.7	7.5	20.4
Corporate	2.6	10.0	5.4	1.0	1.3

Total	$72.5	$150.3	$112.8	$16.3	$44.3

Total depreciation:
Crane	$55.3	$66.3	$70.4	$32.6	$32.3
Foodservice	33.5	12.4	8.0	15.9	15.5
Corporate	2.8	1.5	1.8	1.5	1.3

Total	$91.6	$80.2	$80.2	$50.0	$49.1

Total assets:
Crane	$1,738.4	$2,223.7	$1,958.0	$1,648.1	$1,960.5
Foodservice	2,279.5	3,389.4	341.5	2,439.4	2,389.0
Corporate	260.8	473.0	571.9	153.3	484.1

Total	$4,278.7	$6,086.1	$2,871.4	$4,240.8	$4,833.6

Products and services

We sell our products through the following business segments:

Business segment	Percentage of net sales for the six months ended June 30, 2010	Key products	Key brands

Cranes and Related Products	51.2%	Lattice-boom cranes, including crawler and truck mounted lattice-boom cranes, and crawler crane attachments; tower cranes, including top slewing luffing jib, topless, and self-erecting tower cranes; mobile telescopic cranes, including rough terrain, all-terrain, truck mounted and industrial cranes; boom trucks, including telescopic and articulated boom trucks; parts and service, including replacement parts, product services and crane rebuilding and remanufacturing services.	Manitowoc Potain Grove National Shuttlelift Dongyue Crane Care
Foodservice Equipment	48.8%
		Primary cooking and warming equipment; ice-cube machines, ice flaker machines and storage bins; refrigerator and freezer equipment; warewashing equipment; beverage dispensers and related products; serving and storage equipment; and food preparation equipment.	Cleveland Convotherm Delfield Frymaster Garland Jackson Kolpak Kysor Panel Systems Kysor Warren Lincoln Manitowoc Merrychef Multiplex SerVend

Cranes and related products

Our Crane segment designs, manufactures and distributes a diversified line of crawler mounted lattice-boom cranes, which we sell under the Manitowoc brand name. Our Crane segment also designs and manufactures a diversified line of top slewing and self erecting tower cranes, which we sell under the Potain brand name. We design and manufacture mobile telescopic cranes, which we sell under the Grove, Shuttlelift, and Dongyue brand names, and a comprehensive line of hydraulically powered telescopic boom trucks, which we sell under the National Crane brand name. We also provide crane product parts and services, and crane rebuilding, remanufacturing, and training services which are delivered under the Manitowoc Crane Care brand name. In some cases our products are manufactured for us or distributed for us under strategic alliances. Our crane products are used in a wide variety of applications throughout the world, including energy and utilities, petrochemical and industrial projects, infrastructure development such as road, bridge and airport construction, and commercial and high-rise residential construction. Many of our customers purchase one or more cranes together with several attachments to permit use of the crane in a broader range of lifting applications and other operations. Our largest crane model combined with available options has a lifting capacity up to 2,500 U.S. tons. Our primary growth drivers are our strength in energy, infrastructure, construction and petro-chemical related end markets.

Lattice-boom cranes.    Under the Manitowoc brand name we design, manufacture and distribute lattice-boom crawler cranes. Lattice-boom cranes consist of a lattice-boom, which is a fabricated, high-strength steel structure that has four chords and tubular lacings, mounted on a base which is either crawler or truck mounted. Lattice-boom cranes weigh less and provide higher lifting capacities than a telescopic boom of similar length. The lattice-boom cranes are the only category of crane that can pick and move simultaneously with a full rated load. The lattice-boom sections, together with the crane base, are transported to and erected at a project site.

We currently offer models of lattice-boom cranes with lifting capacities up to 2,500 U.S. tons, which are used to lift material and equipment in a wide variety of applications and end markets, including heavy construction, bridge and highway, duty cycle and infrastructure and energy related projects. These cranes are also used by the value-added crane rental industry, which serves all of the above end markets.

Lattice-boom crawler cranes may be classified according to their lift capacity—low capacity and high capacity. Low capacity crawler cranes with 150-U.S. ton capacity or less are often utilized for general construction and duty cycle applications. High capacity crawler cranes with greater than 150-U.S. ton capacity are used to lift materials in a wide variety of applications and are often used in heavy construction, energy-related, stadium construction, petrochemical work, and dockside applications. We offer five low-capacity models and eight high-capacity models.

We also offer our lattice-boom crawler crane customers various attachments that provide our cranes with greater capacity in terms of height, movement and lifting. Our principal attachments are: MAX-ER™ attachments, luffing jibs, and RINGER™ attachments. The MAX-ER is a trailing, counterweight, heavy-lift attachment that dramatically improves the reach, capacity and lift dynamics of the basic crane to which it is mounted. It can be transferred between cranes of the same model for maximum economy and occupies less space than competitive heavy-lift systems. A luffing jib is a fabricated structure similar to, but smaller than, a lattice-boom. Mounted at the tip of a lattice-boom, a luffing jib easily adjusts its angle of operation permitting one crane with a luffing jib to make lifts at additional locations on the project site. It can be transferred between cranes of the same model to maximize utilization. A RINGER attachment is a high-capacity lift attachment that distributes load reactions over a large area to minimize ground-bearing pressure. It can also be more economical than transporting and setting up a larger crane.

Tower cranes.    Under the Potain brand name we design and manufacture tower cranes utilized primarily in the building and construction industry. Tower cranes offer the ability to lift and distribute material at the point of use more quickly and accurately than other types of lifting machinery without utilizing substantial square footage on the ground. Tower cranes include a stationary vertical tower and a horizontal jib with a counterweight, which is placed near the vertical tower. A cable runs through a trolley which is on the jib, enabling the load to move along the jib. The jib rotates 360 degrees, thus increasing the crane's work area. Unless using a remote control device, operators occupy a cabin, located where the jib and tower meet, which provides superior visibility above the worksite. We offer a complete line of tower crane products, including top slewing, luffing jib, topless, self-erecting, and special cranes for dams, harbors and other large building projects. Top slewing cranes are the most traditional form of tower cranes. Self-erecting cranes are bottom slewing cranes which have a counterweight located at the bottom of the tower and are able to be erected, used and dismantled on job sites without assist cranes.

Top slewing tower cranes have a tower and multi-sectioned horizontal jib. These cranes rotate from the top of their mast and can increase in height with the project. Top slewing cranes are transported in separate pieces and assembled at the construction site in one to three days depending on the height. We offer 22 models of top slewing tower cranes with maximum jib lengths of 85 meters and lifting capabilities ranging between 40 and 3,600 meter-tons. These cranes are generally sold to medium to large building and construction groups, as well as rental companies.

Topless tower cranes are a type of top slewing crane and, unlike all others, have no cathead or jib tie-bars on the top of the mast. The cranes are utilized primarily when overhead height is constrained or in situations where several cranes are installed close together. We currently offer 11 models of topless tower cranes with maximum jib lengths of 75 meters and lifting capabilities ranging between 90 and 300 meter-tons.

Luffing jib tower cranes, which are a type of top slewing crane, have an angled rather than horizontal jib. Unlike other tower cranes which have a trolley that controls the lateral movement of the load, luffing jib cranes move their load by changing the angle of the jib. The cranes are utilized primarily in urban areas where space is constrained or in situations where several cranes are installed close together. We currently offer 8 models of luffing jib tower cranes with maximum jib lengths of 60 meters and lifting capabilities ranging between 90 and 600 meter-tons.

Self-erecting tower cranes are mounted on axles or transported on a trailer. The lower segment of the range (Igo cranes up to Igo50) unfolds in four sections, two for the tower and two for the jib. The smallest of our models unfolds in less than 8 minutes; larger models erect in a few hours. Self erecting cranes rotate from the bottom of their mast. We offer 23 models of self erecting cranes with maximum jib lengths of 50 meters and lifting capacities ranging between

10 and 120 meter-tons which are utilized primarily in low to medium rise construction and residential applications.

Mobile telescopic cranes.    Under the Grove brand name we design and manufacture 38 models of mobile telescopic cranes utilized primarily in industrial, commercial and construction applications, as well as in maintenance applications to lift and move material at job sites. Mobile telescopic cranes consist of a telescopic boom mounted on a wheeled carrier. Mobile telescopic cranes are similar to lattice-boom cranes in that they are designed to lift heavy loads using a mobile carrier as a platform, enabling the crane to move on and around a job site without typically having to re-erect the crane for each particular job. Additionally, many mobile telescopic cranes have the ability to drive between sites, and some are permitted on public roadways. We currently offer the following four types of mobile telescopic cranes capable of reaching tip heights of 427 feet with lifting capacities up to 550 U.S. tons: rough terrain, all-terrain, truck mounted, and industrial.

Rough terrain cranes are designed to lift materials and equipment on rough or uneven terrain. These cranes cannot be driven on public roadways, and, accordingly, must be transported by truck to a work site. We produce, under the Grove brand name, 8 models of rough terrain cranes capable of tip heights of up to 279 feet and maximum load capacities of up to 150 U.S. tons.

All-terrain cranes are versatile cranes designed to lift materials and equipment on rough or uneven terrain and yet are highly maneuverable and capable of highway speeds. We produce, under the Grove brand name, 16 models of all-terrain cranes capable of tip heights of up to 427 feet and maximum load capacities of up to 550 U.S. tons.

Truck mounted cranes are designed to provide simple set-up and long reach high capacity booms and are capable of traveling from site to site at highway speeds. These cranes are suitable for urban and suburban uses. We produce, under the Grove brand name, 5 models of truck mounted cranes capable of tip heights of up to 237 feet and maximum load capacities of up to 90 U.S. tons.

Industrial cranes are designed primarily for plant maintenance, storage yard and material handling jobs. We manufacture, under the Grove and Shuttlelift brand names, 8 models of industrial cranes. We have introduced a new 25 U.S. ton industrial crane capable of tip heights of up to 94 feet. This new model (YB7725) will take the place of the previous 22 U.S. ton crane.

High reach telescopic hydraulic cranes.    We launched a new crane concept in 2007 for heavy lifts that require a high reach, but with minimal ground space and greatly reduced erection time. The GTK 1100 is a high reach telescopic hydraulic crane that can lift a 77 U.S. ton load up to 394 feet, only requires about six hours to erect and is based on a combination of mobile crane and tower crane technology.

Boom trucks.    We offer our hydraulic boom truck products under the National Crane product line. A boom truck is a hydraulically powered telescopic crane mounted on a conventional truck chassis. Telescopic boom trucks are used primarily for lifting material on a job site. We currently offer, under the National Crane brand name, 17 models of telescoping boom trucks. The largest capacity cranes of this type are capable of reaching maximum heights of 179 feet and have lifting capacity up to 50 U.S. tons.

Backlog.    As of June 30, 2010, total Crane segment backlog was $530.8 million, a 41.0% decrease over the June 30, 2009 backlog of $900.5 million and a 7.3% decrease over the December 31, 2009 backlog of $572.7 million.

Foodservice equipment

Our Foodservice Equipment business designs, manufactures and sells primary cooking and warming equipment; ice-cube machines, ice flaker machines and storage bins; refrigerator and freezer equipment; warewashing equipment; beverage dispensers and related products; serving and storage equipment; and food preparation equipment. Our suite of products is used by commercial and institutional foodservice operators such as full service restaurants, quick-service restaurant (QSR) chains, hotels, caterers, supermarkets, convenience stores, business and industry, hospitals, schools and other institutions. We have a presence throughout the world's most significant markets in the following product groups:

Primary cooking and warming equipment.    We design, manufacture and sell a broad array of ranges, griddles, grills, combination ovens, convection ovens, conveyor ovens, rotisseries, induction cookers, broilers, tilt fry pans/kettles/skillets, braising pans, cheese melters/salamanders, cook stations, table top and counter top cooking/frying systems, filtering systems, fryers, hotdog grills and steamers, steam jacketed kettles, steamers and toasters. We sell traditional oven, combi oven, convection oven, conveyor oven, accelerated cooking oven, range and grill products under the Garland, Lincoln, Merrychef, U.S. Range, and other brand names. Fryers and frying systems are marketed under the Frymaster and other brand names while steam equipment is manufactured and sold under the Cleveland and Convotherm brands. In addition to cooking, we provide a range of warming, holding, merchandising and serving equipment under the Delfield, Fabristeel, Frymaster, Savory, and other brand names.

Ice-cube machines, ice flaker machines, nugget ice machines, ice dispensers and storage bins.    We design, manufacture and sell ice machines under the Manitowoc brand name, serving the foodservice, convenience store, healthcare, restaurant, lodging and other markets. Our ice machines make ice in cube, nugget and flake form, and range in daily production capacities. The ice-cube machines are either self-contained units, which make and store ice, or modular units, which make, but do not store ice. Our ice dispensers generally are paired with our ice making equipment, and dispense ice or ice and water.

Refrigerator and freezer equipment.    We design, manufacture and sell commercial upright and undercounter refrigerators and freezers, blast freezers, blast chillers and cook-chill systems under the Delfield, McCall, Koolaire and Sadia Refrigeration brand names. We also design, manufacture and sell refrigerated self-serve cases, service deli cases and custom merchandisers as well as standard and customized refrigeration systems under the Kysor/Warren and RDI brand names. We manufacture under the brand names Kolpak, Kysor Panel Systems and Harford-Duracool modular and fully assembled walk-in refrigerators, coolers and freezers and prefabricated cooler and freezer panels for use in the construction of refrigerated storage rooms and environmental systems.

Warewashing equipment.    Under the brand name Jackson, we design, manufacture and sell warewashing equipment and other equipment including racks and tables. We offer a full range of undercounter dishwashers, door-type dishwashers, conveyor, pot washing and flight-type dishwashers.

Beverage dispensers and related products.    We produce beverage dispensers, blended ice beverage dispensers, ice dispensers, beer coolers, post-mix dispensing valves, backroom equipment and support system components and related equipment for use by QSR chains, convenience stores, bottling operations, movie theaters, and the soft-drink industry. Our beverage and related products are sold under the Servend, Multiplex, TruPour, Manitowoc Beverage Systems and McCann's brand names.

Serving and storage equipment.    We design, manufacture and sell a range of buffet equipment and stations, cafeteria/buffet equipment stations, bins, boxes, warming cabinets, dish carts, utility carts, counters and counter tops, mixer stands, tray dispensers, display and deli cases, heatlamps, insulated and refrigerated salad/food bars, sneeze guards and warmers. Our equipment stations, cases, food bars and food serving lines are marketed under the Delfield, Viscount and other brand names.

Food preparation equipment.    We manufacture and distribute food mixing equipment under the Varimixer brand name.

The end customer base for the Foodservice Equipment segment is comprised of a wide variety of foodservice providers, including, but not limited to, large multinational chain restaurants, convenience stores and retail stores; chain and independent casual and family dining restaurants; independent restaurants and caterers; lodging, resort, leisure and convention facilities; health care facilities; schools and universities; large business and industrial customers; and many other foodservice outlets. We cater to some of the largest and most widely recognized multinational businesses in the foodservice and hospitality industries. We do not typically have long term contracts with our customers; however, large chains frequently authorize specific foodservice equipment manufacturers as approved vendors for particular products and thereafter, sales are made locally or regionally to end customers via kitchen equipment suppliers, dealers or distributors. Many large QSR chains refurbish or open a large number of outlets, or implement menu changes requiring investment in new equipment, over a short period of time. When this occurs, these customers often choose a small number of manufacturers whose approved products may or must be purchased by restaurant operators. We work closely with our customers to develop the products they need and to become the approved vendors for these products.

Our end customers often need equipment upgrades that enable them to improve productivity and food safety, reduce labor costs, respond to enhanced hygiene, environmental and menu requirements or reduce energy consumption. These changes often require customized cooking and cooling and freezing equipment. In addition, many restaurants, especially QSRs, seek to differentiate their products by changing their menu and format. We believe that product development is important to our success because a supplier's ability to provide customized or innovative foodservice equipment is a primary factor when customers are making their purchasing decisions. Recognizing the importance of providing innovative products to our customers, we invest significant time and resources into new product research and development.

The Manitowoc Education and Technology Center ("ETC") in New Port Richey, Florida contains computer-assisted design platforms, a model shop for on-site development of prototypes, a laboratory for product testing and various display areas for new products. Our test kitchen, flexible demonstration areas and culinary team enable us to demonstrate a wide range of equipment in realistic operating environments, and also support a wide range of menu ideation, food development and sensory testing with our customers and food partners. We also use the ETC to provide training for our customers, marketing representatives, service providers, industry consultants, dealers and distributors.

At our ETC and through outreach programs, we also work directly with our customers to provide customized solutions to meet their precise needs. When a customer requests a new or refined product, our engineering team designs, prototypes, tests, demonstrates, evaluates and refines products in our ETC with our customer. The ETC works together with the new product development teams at our operating companies so that new products incorporate our overall product expertise and technological resources. We also provide a fee-based consulting service through our High Performance Kitchen ("HPK") team that interacts with targeted customers to effectively integrate new technology, improve facility operation and labor processes, and to assist in developing optimized kitchens of the future.

Backlog.    The backlog for unfilled orders for our Foodservice segment at June 30, 2010 and 2009 was not significant because orders are generally filled shortly after receiving the customer order.

Raw materials and supplies

The primary raw materials that we use are structural and rolled steel, aluminum, and copper, which are purchased from various domestic and international sources. We also purchase engines and electrical equipment and other semi- and fully-processed materials. Our policy is to maintain, wherever possible, alternate sources of supply for our important materials and parts. We maintain inventories of steel and other purchased material. We have been successful in our goal to maintain alternative sources of raw materials and supplies, and therefore are not dependent on a single source for any particular raw material or supply.

Patents, trademarks, and licenses

We hold numerous patents pertaining to our Crane and Foodservice products, and have presently pending applications for additional patents in the United States and foreign countries. In addition, we have various registered and unregistered trademarks and licenses that are of material importance to our business and we believe our ownership of this intellectual property is adequately protected in customary fashions under applicable law. No single patent, trademark or license is critical to our overall business.

Seasonality

Typically, the second and third quarters represent our best quarters for our consolidated financial results. In our Crane segment, the northern hemisphere summer represents the main construction season. Customers require new machines, parts, and service during that season. Since the summer brings warmer weather, there is also an increase in the use and replacement of ice machines, as well as new construction and remodeling within the foodservice industry. As a result, distributors build inventories during the second quarter for the increased demand. More recently, the traditional seasonality for our Crane and Foodservice segments has been slightly muted due to more diversified product and geographic end markets as well as the impact that the global economic recession and downturn in our end markets has had on our revenue.

Competition

We sell all of our products in highly competitive industries. We compete in each of our industries based on product design, quality of products and aftermarket support services, product performance, maintenance costs, energy and resource saving, other contributions to sustainability and price. Some of our competitors may have greater financial, marketing, manufacturing or distribution resources than we do. We believe that we benefit from the following competitive advantages: a strong brand name, a reputation for quality products and aftermarket support services, an established network of global distributors and customer relationships, broad product line offerings in the markets we serve, and a commitment to engineering design and product innovation. However, we cannot be certain that our products and services will continue to compete successfully or that we will be able to retain our customer base or improve or maintain our profit margins on sales to our customers.

The following table sets forth our primary competitors in each of our business segments:

Business segment	Products	Primary competitors

Cranes and Related Products	Lattice-boom crawler cranes	Hitachi Sumitomo, Kobelco, Liebherr, Sumitomo/Link-Belt, Terex, XCMG, Fushun, Zoomlion and Sany
	Tower cranes	Comansa, Terex Comedil/Peiner, Liebherr, FM Gru, Jaso, Raimondi, Viccario, Saez, Benezzato, Cattaneo, Sichuan Construction Machinery, Shenyang, Zoomlion, Jianglu and Yongmao
	Mobile telescopic cranes	Liebherr, Link-Belt, Terex, Tadano, XCMG, Kato, Locatelli, Marchetti, Luna, Broderson, Valla, Ormig, Bencini and Zoomlion
	Boom trucks	Terex, Manitex, Altec, Elliott, Tadano, Fassi, Palfinger, Furukawa and Hiab
Foodservice Equipment	Ice cube machines, ice flaker machines, storage bins	Hoshizaki, Scotsman, Follet, Ice-O-Matic, Brema, Aucma and Vogt
	Beverage dispensers and related products	Automatic Bar Controls, Celli, Cornelius, Hoshizaki/Lancer Corporation and Vin Service
	Refrigerator and freezer equipment	American Panel, ICS, Nor-Lake, Master-Bilt, Thermo-Kool, Bally, Arctic, Beverage Air, Traulsen, True Foodservice, TurboAir and Unified Brands
	Primary cooking equipment	Ali Group, Electrolux, Dover Industries, Duke, Henny Penny, ITW, Middleby and Rational
	Serving, warming and storage equipment	Alto Shaam, Cambro, Duke, Hatco, ITW, Middleby, Standex and Vollrath
	Food preparation equipment	Ali Group, Bizerba, Electrolux, German Knife, Globe, ITW and Univex
	Warewashing equipment	ADS, Auto-Chlor, Ali Group, Electrolux, Insinger, ITW, Meiko and Winterhalter

Engineering, research and development

Our extensive engineering, research and development capabilities have been key drivers of our success. We engage in research and development activities at each of our significant manufacturing facilities. We have a staff of engineers and technicians on three continents who are responsible for improving existing products and developing new products. We incurred research and development costs of $59.0 million in 2009, $40.0 million in 2008 and $36.1 million in 2007.

Our team of engineers focuses on developing innovative, high performance, low maintenance products that are intended to create significant brand loyalty among customers. Design engineers work closely with our manufacturing and marketing staff, enabling us to identify changing end-user requirements, implement new technologies and effectively introduce product innovations. Our close, carefully managed relationships with dealers, distributors and end users help us identify their needs, not only for products, but for the service and support that are critical to their profitable operations. As part of our ongoing commitment to provide superior products, we intend to continue our efforts to design products that meet evolving customer demands and reduce the period from product conception to product introduction.

Employee relations

As of September 30, 2010, we employed approximately 13,123 people and had labor agreements with 14 union locals in North America. During the fourth quarter of 2008 we added six facilities in North America from the Enodis acquisition that are represented by unions. In addition, we reduced the number of unions by four, with the sale of the Marine segment in December of 2008 and the sale of the Enodis ice machine operations in May of 2009. A large majority of our European employees belong to European trade unions and, during 2008, a contract was signed by all unions for our French Crane locations. We have three trade unions in China and one trade union in India. The Indian trade contract expired in June of 2009; a new contract is being negotiated. There were only minor work stoppages during 2008, 2009 and 2010 and no work stoppages during 2007. During the remainder of 2010, we have one union contract expiring that will therefore require renegotiation. During 2011, five of our union contracts will expire at various times and will therefore require renegotiation.

Geographic areas

Net sales from continuing operations and long-lived asset information by geographic area as of and for the years ended December 31 are as follows:

	Net sales			Long-lived assets
	2009	2008	2007	2009	2008

United States	$1,862.6	$1,896.6	$1,627.4	$457.7	$484.0
Other North America	177.3	127.7	114.1	7.4	7.4
Europe	824.8	1,444.2	1,215.0	264.6	450.2
Asia	279.1	395.0	299.5	76.4	80.0
Middle East	274.6	314.0	183.0	1.8	1.8
Central and South America	155.0	117.4	61.9	0.3	0.6
Africa	88.9	82.8	64.2	—	—
South Pacific and Caribbean	32.2	13.5	16.0	5.2	5.4
Australia	88.1	111.8	102.9	1.2	2.2

Total	$3,782.6	$4,503.0	$3,684.0	$814.6	$1,031.6

Net sales from continuing operations and long-lived asset information by geographic area as of and for the six months ended June 30, 2010 and 2009 are as follows:

	Net sales		Long-lived assets
	Six months ended June 30		June 30
	2010	2009	2010	2009

United States	$738.2	$1,054.0	$423.9	$547.7
Other North America	71.5	89.5	7.2	7.0
Europe	374.3	457.7	204.3	268.8
Asia	136.1	135.9	73.1	78.6
Middle East	69.2	133.3	1.7	1.8
Central and South America	96.1	85.9	0.3	0.3
Africa	46.2	50.2	—	—
South Pacific and Caribbean	6.6	14.0	5.1	5.3
Australia	60.3	41.8	2.3	5.1

Total	$1,598.5	$2,062.3	$717.9	$914.6

Management

Each of the following officers of the company has been elected by the Board of Directors. The information presented is as of October 1, 2010.

Name	Age	Position	Principal position held since

Glen E. Tellock	49	Chairman, President and Chief Executive Officer	2009
Carl J. Laurino	49	Senior Vice President and Chief Financial Officer	2004
Thomas G. Musial	59	Senior Vice President of Human Resources and Administration	2000
Maurice D. Jones	50	Senior Vice President, General Counsel and Secretary	2004
Dean J. Nolden	41	Vice President of Finance and Treasurer	2005
Eric Etchart	54	Senior Vice President of the Company and President Crane Segment	2007
Michael J. Kachmer	52	Senior Vice President of the Company and President Foodservice Segment	2007

Glen E. Tellock has been the company's president and chief executive officer since May 2007 and was elected as chairman of the board effective February 13, 2009. He previously served as the senior vice president of The Manitowoc Company, Inc. and president and general manager of the Crane segment since 2002. Earlier, he served as the company's senior vice president and chief financial officer (1999), vice president of finance and treasurer (1998), corporate controller (1992) and director of accounting (1991). Prior to joining the company, Mr. Tellock served as financial planning manager with the Denver Post Corporation, and as an audit manager for Ernst & Whinney.

Carl J. Laurino was named senior vice president and chief financial officer in May 2004. He had served as Treasurer since May 2001. Mr. Laurino joined the company in January 2000 as assistant treasurer and served in that capacity until his promotion to treasurer. Previously, Mr. Laurino spent 15 years in the commercial banking industry with Firstar Bank (n/k/a US Bank), Norwest Bank (n/k/a Wells Fargo), and Associated Bank. During that period, Mr. Laurino held numerous positions of increasing responsibility including commercial loan officer with Norwest Bank, Vice President—Business Banking with Associated Bank and Vice President and Commercial Banking Manager with Firstar.

Thomas G. Musial has been senior vice president of human resources and administration since 2000. Previously, he was vice president of human resources and administration (1995), manager of human resources (1987), and personnel/industrial relations specialist (1976).

Maurice D. Jones has been general counsel and secretary since 1999 and was elected vice president in 2002 and a senior vice president in 2004. Prior to joining the company, Mr. Jones was a shareholder in the law firm of Davis and Kuelthau, S.C., and served as legal counsel for Banta Corporation.

Dean J. Nolden was named vice president of finance and treasurer in May 2009. He previously served as the vice president and assistant treasurer since 2005. Mr. Nolden joined the company in November 1998 as corporate controller and served in that capacity until his promotion to Vice President Finance and Controller in May 2004. Prior to joining the company, Mr. Nolden spent eight years in public accounting in the audit practice of PricewaterhouseCoopers LLP. He left that firm in 1998 as an audit manager.

Eric P. Etchart was named senior vice president of The Manitowoc Company, Inc. and president and general manager of the Manitowoc Crane segment in May 2007. Mr. Etchart previously served as executive vice president of the Crane segment for the Asia/Pacific region since 2002. Prior to joining the company, Mr. Etchart served as managing director in the Asia/Pacific region for Potain S.A., as managing director in Italy for Potain S.P.A. and as vice president of international sales and marketing for PPM.

Michael J. Kachmer joined the company in February of 2007 as senior vice president of The Manitowoc Company, Inc. and president and general manager of the Foodservice segment. Prior to joining the company, Mr. Kachmer held executive positions for Culligan International Company since 2000, most recently serving as its chief operating officer. In addition, Mr. Kachmer has held executive and operational roles in a number of global manufacturing companies, including Ball Corporation and Firestone Tire & Rubber.

 Related party transactions

Our policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by our board of directors and may be viewed on our website at www.manitowoc.com, and in our code of business conduct and code of ethics which also may be viewed on our website at www.manitowoc.com (but information contained on this website is not incorporated by reference, and is not a part of, this prospectus). Our code of ethics specifically requires that (a) without the prior approval of our chief executive officer, chief financial officer or general counsel, no officer or employee will enter into any transaction for us or on our behalf with any other person or entity in which the employee or officer has a direct or indirect interest; (b) our directors and officers are required to report annually on a director and officer questionnaire circulated by us, any material interest that such director or officer has in any business enterprise with which we conduct business; and (c) any transactions or agreements relating to transactions between us and any such business enterprise must be approved by those members of our board of directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2009.

Principal stockholders

Stock ownership of beneficial owners of more than five percent

The following table sets forth information regarding the beneficial ownership of each person or entity we know to have had beneficial ownership of more than 5% of our outstanding common stock as of December 31, 2009.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class

BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	7,082,814		5.42%

Marshall & Ilsley Corporation(2) 770 North Water Street Milwaukee, WI 53202
Marshall & Ilsley Trust Company N.A.(2) 111 East Kilbourn Avenue, Suite 200 Milwaukee, Wisconsin 53202	7,731,513	(2)	5.90%

(1)   This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. ("BlackRock") on January 29, 2010. The Schedule 13G indicates that BlackRock filed the Schedule 13G as a parent holding company or control person with respect to the following subsidiaries of BlackRock: BlackRock Asset Management Japan Limited; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; and BlackRock International Ltd.

(2)   This information is based solely on a Schedule 13G filed with the SEC jointly by Marshall & Ilsley Corporation ("M&I") and Marshall & Ilsley Trust Company N.A. ("M&I Trust Co.") on February 16, 2010. M&I and M&I Trust Co. reported that they may be deemed to have sole voting and dispositive power with respect to 54,368 shares and shared voting and dispositive power with respect to 7,677,145 shares. M&I and M&I Trust Co. reported in the Schedule 13G that they specifically disclaimed beneficial ownership of 7,673,195 of the 7,677,145 shares over which they may be deemed to have shared voting and dispositive power.

Stock ownership of directors and management

The following table sets forth information regarding the beneficial ownership of common stock by our directors and by each of our executive officers named in the summary compensation table in our proxy statement, and by our directors and executive officers as a group. Unless otherwise indicated, the information is provided as of February 27, 2010. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of our common stock and the executive officers and directors as a group own less than 2% of the outstanding shares of our common stock. The table also reflects for each person the number of common stock units associated with compensation deferred under our Deferred Compensation Plan. None of the persons named below has pledged any of their shares as security.

Name*	Number of shares of common stock beneficially owned(1)		Number of deferred common stock units beneficially owned(2)

Dean H. Anderson	78,712	(5)	33,199
Virgis W. Colbert	116,600	(6)	16,553
Cynthia M. Egnotovich	22,000	(7)	2,773
Eric P. Etchart	99,855	(4)(8)	0
Maurice D. Jones	187,580	(3)(4)(9)	8,669
Kenneth W. Krueger	72,000	(10)	17,225
Carl J. Laurino	214,720	(3)(4)(11)	546
Thomas G. Musial	306,836	(3)(4)(12)	8,691
Keith D. Nosbusch	88,000	(13)	11,100
James L. Packard	152,000	(14)	33,383
Robert C. Stift	116,000	(15)	27,273
Glen E. Tellock	581,863	(3)(4)(16)	9,920

Total of all above-named executive officers and directors*	2,036,166		169,332

Total of all executive officers and directors* as a group (14 persons)	6,128,678	(17)	289,311	(18)

*      Roy V. Armes and Donald M. Condon, Jr. were appointed to our board of directors in May 2010 and were each granted 4,650 shares of our common stock on July 21, 2010. Neither Mr. Armes nor Mr. Condon nor their share ownership are included in this table, which provides information as of February 27, 2010.

(1)   Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)   We have the sole right to vote all shares of common stock underlying the common stock units held in the Deferred Compensation Plan Trust. The independent trustee of the trust has dispositive power as to such shares.

(3)   For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2009, as to which they have sole voting power and shared investment power: Glen E. Tellock—17,353, Carl J. Laurino—29,422, Thomas G. Musial—21,005, and Maurice D. Jones—4,817.

(4)   Reflects shares beneficially owned as of December 31, 2009, under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)   Includes 20,600 shares which Mr. Anderson has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010. Includes 6,000 shares held in an IRA for Mr. Anderson's spouse and excludes 3,920 shares held in trusts for the benefit of Mr. Anderson's grandchildren.

(6)   Includes 55,200 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010.

(7)   Includes 2,000 shares which Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010.

(8)   Includes 40,454 shares which Mr. Etchart has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following February 26, 2010.

(9)   Includes 133,950 shares which Mr. Jones has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the February 26, 2010.

(10) Includes 37,200 shares which Mr. Krueger has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010.

(11) Includes 125,786 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following February 26, 2010. Also, excludes 1,200 shares owned by Mr. Laurino's spouse.

(12) Includes 177,675 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following February 26, 2010.

(13) Includes 57,200 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010.

(14) Includes 109,200 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010.

(15) Includes 85,200 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following February 26, 2010. Also, excludes 4,000 shares held by Mr. Stift's spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(16) Includes 18,054 shares as to which voting and investment power is shared with Mr. Tellock's spouse. Also includes 322,200 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following February 26, 2010. Also excludes 2,500 shares held either by a daughter or by Mr. Tellock's spouse as custodian for a daughter.

(17) Includes 18,054 shares of Common Stock as to which voting and investment power are shared, and 3,960,288 shares, as of February 26, 2010, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 82,127 of these shares, and share investment power with respect to all of these shares by virtue of the Plan's administration by an investment committee of benefit management executive officers).

(18) Also includes 27,826 shares, as of February 26, 2010, as to which we, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Description of other indebtedness

We are party to an amended senior secured credit agreement that includes three loan facilities—a revolving facility of $400.0 million with a five-year term that matures in 2013, a term loan A with an original principal amount of $1,025.0 million and a five-year term that matures in 2013, and a term loan B with an original principal amount of $1,200.0 million and a six-year term that matures in 2014. We are obligated to prepay the term loan facilities from the net proceeds of asset sales, casualty losses, equity offerings, and certain indebtedness for borrowed money, and from a portion of our excess cash flow, subject to certain exceptions.

We intend to use the net proceeds from this offering to repay amounts outstanding under our term loan A and term loan B facilities on a pro rata basis based on their respective amounts outstanding. As of June 30, 2010, there was $738.3 million and $833.2 million, respectively, outstanding under our term loan A and term loan B facilities. See "Use of proceeds" and "Capitalization."

Borrowings made under the revolving facility term loan A currently bear interest at 4.50% in excess of an adjusted London Interbank Offered ("LIBO") rate as defined in the senior secured credit agreement, or 3.50% in excess of an alternate base rate, at our option. Borrowings made under the term loan B currently bear interest at 4.50% in excess of an adjusted LIBO rate, with a 3.00% floor, as defined in the senior secured credit agreement, or 3.50% in excess of an alternate base rate, at our option. We cannot borrow under the alternate base rate option if that rate is lower than the adjusted LIBO rate. A commitment fee applies to the unused portion of the revolving facility and is currently 0.50% per year.

The senior secured credit agreement contains financial covenants whereby the following ratios must meet certain defined limits at all times:

•
consolidated earnings before interest, taxes, depreciation and amortization, and other adjustments ("EBITDA"), as defined in the senior secured credit agreement, to consolidated interest expense, each for the most recent four quarters (consolidated interest coverage ratio); and

•
consolidated indebtedness to consolidated EBITDA for the most recent four fiscal quarters (consolidated total leverage ratio). The consolidated total leverage ratio has been eliminated by the amendment described in "Summary—Recent development." This amendment is effective, but operativeness is conditioned upon the closing of the offering of the notes.

In addition, the ratio of consolidated senior secured indebtedness to consolidated EBITDA for the most recent four fiscal quarters (consolidated senior secured indebtedness ratio), beginning with the fiscal quarter ending December 31, 2010, must meet certain defined limits.

At June 30, 2010, we had $150.0 million aggregate principal amount of our 7 1/8% senior notes due 2013 and $400.0 million aggregate principal amount of our 9 1/2% senior notes due 2018 outstanding, which also contain customary affirmative and negative covenants. These covenants limit, among other things, our ability to redeem or repurchase our debt, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, and create or become subject to liens.

We have entered into an accounts receivable securitization program whereby we sell certain of our domestic trade accounts receivable to a wholly owned, bankruptcy-remote special purpose subsidiary which, in turn, sells, conveys, transfers and assigns to a third-party financial institution (a "Purchaser"), all of the right, title and interest in and to its pool of receivables to the Purchaser. The Purchaser receives ownership of the pool of receivables. New receivables are purchased by the special purpose subsidiary and resold to the Purchaser as cash collections reduce previously sold investments. We act as the servicer of the receivables and as such administer, collect and otherwise enforce the receivables. We are compensated for doing so on terms that are generally consistent with what would be charged by an unrelated servicer. As servicer, we will initially receive payments made by obligors on the receivables but will be required to remit those payments in accordance with a receivables purchase agreement. The Purchaser has no recourse against the company for uncollectible receivables. The securitization program also contains customary affirmative and negative covenants. Among other restrictions, these covenants require the company to meet specified financial tests, which include a consolidated interest coverage ratio and a consolidated total leverage ratio.

We believe that, both immediately before and after giving effect to the amendment to our senior secured credit agreement described in "Summary—Recent development," as of June 30, 2010, we are and will be at the time of such effectiveness in compliance with each affirmative and negative covenant in our debt instruments, including the financial covenants under the senior secured credit agreement, the senior notes due 2013 and the senior notes due 2018.

Description of notes

The Company will issue the notes under an indenture, as supplemented (the "Indenture"), among itself, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company or the Underwriters. You can find definitions of certain capitalized terms used in this description under "—Certain definitions." For purposes of this section, references to the "Company" include only The Manitowoc Company, Inc. and not its Subsidiaries.

The notes will be senior unsecured obligations of the Company, ranking equal in right of payment to all other senior unsecured obligations of the Company, including the Existing Notes. The notes and Guarantees will be effectively subordinated to all existing and future secured debt of the Company and the Guarantors, including the Credit Agreement, to the extent of the assets securing such debt. The notes and Guarantees will also be structurally subordinated to any debt, preferred stock obligations and other liabilities of the Company's Subsidiaries that are not Guarantors. The notes and the Guarantees will be senior in right of payments to all future Indebtedness of the Company and the Guarantors that is, by its terms, expressly subordinated in right of payment to the notes and the Guarantees. As of June 30, 2010, on an as-adjusted basis as if the offering had occurred on such date and giving effect to the paydown of $25.0 million of our Term B Loan during the quarter ended September 30, 2010 with cash from operations and the use of proceeds described herein, the Company and the Guarantors would have had approximately $1,078.2 million of secured debt outstanding and approximately $364.2 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement.

The Company will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the notes at the Trustee's designated corporate office. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. DTC requires payment by wire in immediately available funds.

Principal, maturity and interest

The Company is issuing $500.0 million in aggregate principal amount of notes in this offering (the "Offering"). Additional notes (the "Additional Notes") may be issued from time to time, subject to the limitations set forth under "Certain covenants—Limitation on incurrence of additional indebtedness." The notes offered hereby and any such Additional Notes will be treated as a single class for all purposes under the Indenture. The notes will mature on                      , 2020. Interest on the notes will accrue at the rate of         % per annum and will be payable semiannually in cash on each                      and                       commencing on                      , 2011 to the persons who are registered Holders at the close of business on the

or                      immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional redemption

The notes will be redeemable, at the Company's option, in whole or in part from time to time, at any time prior to                      , 2015, upon not less than 30 nor more than 60 days' written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) and accrued but unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

"Applicable Premium" means, with respect to a note at any date of redemption, the greater of (1) 1.0% of the principal amount of such note; and (2) the excess of (a) the present value at such Redemption Date of (i) the redemption price of such note on                      , 2015 (such redemption price being that described in the fourth paragraph of this "—Optional redemption" section) plus (ii) all required remaining scheduled interest payments due on such note through                      , 2015, computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation, or determination of the Treasury Rate referenced below, shall not be a duty or obligation of the Trustee.

"Treasury Rate" means, with respect to a date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to                       , 2015; provided, however, that if the period from such date of redemption to                       , 2015 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to                      , 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

In addition, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the following redemption prices

(expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on                      of the year set forth below:

Year	Percentage

2015	%
2016	%
2017	%
2018 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the notes redeemed.

Optional redemption upon public equity offerings

At any time, or from time to time, on or prior to                      , 2013, the Company may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes (including any Additional Notes) outstanding under the Indenture at a redemption price of          % of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)   At least 65% of the principal amount of notes (including any Additional Notes) outstanding under the Indenture remains outstanding immediately after any such redemption; and

(2)   The Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

"Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee considers fair and appropriate, subject to the procedures of DTC.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

The Guarantors will, jointly and severally, fully and unconditionally guarantee (the "Guarantees"), on a senior unsecured basis, the Company's obligations under the Indenture and the notes. The obligations of each Guarantor under its Guarantee will be limited to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "—Risk Factors—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of notes from relying on that subsidiary to satisfy claims."

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons, upon the terms and conditions set forth in the Indenture. See "Certain covenants—Merger, consolidation and sale of assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain covenants—Limitation on asset sales" or a Restricted Subsidiary that is a Guarantor is properly designated as an Unrestricted Subsidiary, the Guarantor's Guarantee will be released.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2010, our non-guarantor Subsidiaries had $2.0 billion of liabilities (to which the notes would have been subordinated) and $4.7 billion of assets.

Holding company structure

The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Subsidiaries other than the Guarantors. We cannot assure you that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the holders of notes. See "Risk Factors—If our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the notes."

Change of control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which (unless otherwise required by law) must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of

Control Payment Date. If the note is in global form, Holders will be required to follow applicable DTC procedures.

If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes and our Existing Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Notwithstanding anything to the contrary in this section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this section and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above. In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control as a result of a failure to have "continuing directors" comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

Certain covenants

Changes in covenants when notes rated investment grade

Beginning on the date that:

(1)   the notes have an Investment Grade Rating; and

(2)   no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the "Reversion Date") that either Rating Agency ceases to have Investment Grade Ratings on the notes (such period of time, the "Suspension Period"), the covenants specifically listed under the following captions in this prospectus supplement will no longer be applicable to the notes:

(1)   "—Limitation on incurrence of additional indebtedness";

(2)   "—Limitation on restricted payments";

(3)   "—Limitation on asset sales";

(4)   "—Limitation on dividend and other payment restrictions affecting restricted subsidiaries";

(5)   "—Transactions with affiliates";

(6)   clause (2) of the covenant listed under "—Merger, consolidation and sale of assets."

During a Suspension Period, the Company's Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Indebtedness (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Indebtedness, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Indebtedness under clause (3) of the definition of Permitted Indebtedness and permitted to be refinanced under clause (17) of the definition of Permitted Indebtedness.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

Limitation on incurrence of additional indebtedness

(a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b)   The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on restricted payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

(2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4)   make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)    a Default or an Event of Default shall have occurred and be continuing; or

(ii)   the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant; or

(iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Prior Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

  (w)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Prior Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (x)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Prior Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

  (y)   without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption—Optional redemption upon public equity offerings"); plus

  (z)   without duplication, the sum of:

    (1)   the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Prior Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

    (2)   the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

    (3)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Prior Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)   if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)   if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4)   if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company (or options or warrants to purchase such Common Stock) from directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers or employees, in an aggregate amount not to exceed $2.5 million in any calendar year;

(5)   if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an amount not to exceed $15.0 million;

(6)   in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7)   in the event of an Asset Sale that requires the Company to offer to repurchase notes pursuant to the covenant described under "Limitation on asset sales," and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes offered hereby pursuant to the provisions of the covenant described under "Limitation on asset sales" and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds Amount remaining after the Company has complied with clause (3) of the covenant described under "Limitation on asset sales"; and

(8)   repurchases of Common Stock deemed to occur upon the exercise of stock options if the Common Stock represents a portion of the exercise price thereof.

In determining the aggregate amount of Restricted Payments made subsequent to the Prior Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4), (5), (6) and (7) shall be included in such calculation.

As of the Issue Date, the Company anticipates that it will have $305.3 million pursuant to the first paragraph of this covenant, net of Restricted Payments under the first paragraph made since the Prior Issue Date.

Limitation on asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

(2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition. For purposes of this clause (2), each of the following shall be deemed to be cash:

  (a)   any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (or would be shown on such consolidated balance sheet as of the date of such Asset Sale), other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee, or any Guarantees of Indebtedness of Persons other than the Company or any Restricted Subsidiary, that are assumed by the person acquiring such assets to the extent that the Company and its Restricted Subsidiaries have no further liability with respect to such liabilities;

  (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 90 days after receipt; and

  (c)    any Designated Non-Cash Consideration received by the Company or its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $35 million and (ii) 1.0% of the Company's Consolidated Total Assets, in each case at the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value.

(3)   upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

  (a)   to permanently reduce Indebtedness (x) under any Credit Facility and in the case of any such Indebtedness under any revolving credit facility effect a permanent reduction in the availability under such revolving credit facility (provided, however that, if there shall not be any term loan indebtedness outstanding under any Credit Facility, in the case of such Indebtedness under any revolving credit facility such prepayment shall not be required to effect a permanent reduction in the availability under such revolving credit facility) or (y) of a Subsidiary that does not guarantee the notes;

  (b)   to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); or

  (c)    a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph or the last provision of this paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of notes and Pari Passu Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, consolidation and sale of assets," which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)   at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2)   such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Net Proceeds Offer Amount (if any). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

in each case except for such encumbrances or restrictions existing under or by reason of:

(a)   applicable law;

(b)   the notes or the Indenture;

(c)    customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)   agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f)    the Credit Agreement or an agreement governing other Pari Passu Indebtedness permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date;

(g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i)    restrictions imposed by agreements governing obligations of Foreign Restricted Subsidiaries which are permitted under the Indenture;

(j)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k)   any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(l)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

(m)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b) and (d) through (l) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreements are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b) and (d) through (l) above.

Limitation on preferred stock of restricted subsidiaries

The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)   in the case of Liens securing Subordinated Indebtedness, the notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)   in all other cases, the notes or Guarantees, as the case may be, are equally and ratably secured, except for:

  (a)   Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

  (b)   (i) Liens securing existing or future borrowings under Credit Facilities incurred pursuant to clause (2) of the definition of Permitted Indebtedness, (ii) Liens securing Indebtedness incurred pursuant to clause (a) under "—Limitation on incurrence of additional indebtedness;" provided that, with respect to this sub-clause (ii), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.0 and (iii) Liens securing Indebtedness incurred pursuant to clause (19) of the definition of Permitted Indebtedness;

  (c)    Liens securing the notes and the Guarantees;

  (d)   Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company and Liens on assets of the Company in favor of a Wholly Owned Restricted Subsidiary that is a Guarantor;

  (e)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred without violation of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders, in each case in any material respect, with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any categories of property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

  (f)    Permitted Liens.

Merger, consolidation and sale of assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)   either:

  (a)   the Company shall be the surviving or continuing corporation; or

  (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

    (x)   shall be an entity organized or validly existing under the laws of any country that is a member of the European Union as currently constituted, Canada or any province thereof, the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation;

    (y)   shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

(2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on incurrence of additional indebtedness" covenant;

(3)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by the Indenture shall be provided by and for such surviving entity.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture in connection with any transaction complying with the provisions of "Certain covenants—Limitation on asset sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of any country that is a member of the European Union as currently constituted, Canada or any province thereof or of the United States or any State thereof or the District of Columbia;

(2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on transactions with affiliates

(a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; provided that (i) if any such Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involves aggregate payments or other property with a fair market value in excess of $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall file with the Trustee an officer's certificate certifying that such Affiliate Transaction complies with this covenant and (ii) if any such Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involves aggregate payments or other property with a fair market value in excess of $25.0 million, the Company or such Restricted Subsidiary, as the case may be, shall file with the Trustee a resolution of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be.

(b)   The restrictions set forth in the first paragraph of this covenant shall not apply to:

  (1)   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

  (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture;

  (3)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

  (4)   Restricted Payments or Permitted Investments permitted by the Indenture; and

  (5)   transactions between the Company or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture.

Additional subsidiary guarantees

If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Indebtedness of the Company or a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary to:

(1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2)   deliver to the Trustee an officers' certificate and an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in the Indenture.

Conduct of business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses that are not the same, similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Reports to holders

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the Holders of notes:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

(2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default

The following events are defined in the Indenture as "Events of Default":

(1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)   the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3)   a default in the observance or performance of any other covenants or agreements which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except, in the case of a default with respect to the "Merger, consolidation and sale of assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)   the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;

(5)   one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)   if the rescission would not conflict with any judgment or decree;

(2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)   if the Company has paid the Trustee compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its Obligations and the Obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)   the Company's Obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's Obligations in connection therewith; and

(4)   the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such Obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody's, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

  (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument (including without limitation the Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)   the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(9)   certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)   either:

  (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)   all notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)   the Company has paid all other sums payable under the Indenture by the Company; and

(3)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to conclusively rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)   reduce the amount of notes whose Holders must consent to an amendment;

(2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4)   make any notes payable in money other than that stated in the notes;

(5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6)   after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)   modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders;

(8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; and

(9)   modify or change the amendment provisions of the notes or the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Governing law

The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

"Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

(a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million;

(b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain covenants—Merger, consolidation and sale of assets";

(c)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)   sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

(e)   sales of accounts receivable and related assets (including contract rights) to the Factor pursuant to the Factoring Agreement;

(f)    disposals or replacements of obsolete equipment in the ordinary course of business;

(g)   the sale or other disposition of cash or Cash Equivalents; and

(h)   any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or, with respect to any Person that is not a corporation, the Person or Persons performing corresponding functions.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Capital Stock" means:

(1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Cash Equivalents" means:

(1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

(3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)   Investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)   Foreign Cash Equivalents.

"Change of Control" means the occurrence of one or more of the following events:

(1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)   any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)   the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

(1)   Consolidated Net Income; and

(2)   to the extent Consolidated Net Income has been reduced thereby:

  (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

  (b)   Consolidated Interest Expense;

  (c)    Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and

  (d)   cash restructuring charges incurred in the year ended December 31, 2009.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)   any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)   notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1)   Consolidated Interest Expense; plus

(2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

(1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)   after-tax gains from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)   after-tax items classified as extraordinary or nonrecurring gains or losses;

(3)   the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)   the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

(5)   the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

(6)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets; and

(8)   non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans.

"Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash charges for any future period).

"Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal quarterly financial statements are available immediately preceding the date on which such event for which such calculation is being made to (2) the Company's Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

"Consolidated Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

"Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

"Credit Agreement" means the Amended and Restated Credit Agreement, dated as of August 25, 2008 (as previously and hereafter amended), between the Company, the subsidiary borrowers signatory thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended to the date of this prospectus supplement and as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Credit Facilities" means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof, whether by the same or any other agent, investor, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as "Designated Non-Cash Consideration" pursuant to an officer's certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

"Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

"Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company incorporated or otherwise existing under the laws of the United States, any state thereof or the District of Columbia.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Existing 2018 Notes" means the Company's $400.0 million 9.5% senior notes due 2018.

"Existing Notes" means the Existing 2018 Notes and the Company's $150.0 million 7.125% senior notes due 2013.

"Factor" means, collectively, one or more purchasers of receivables under the Factoring Agreement.

"Factoring Agreement" means one or more receivables purchase agreements (or similar agreements) entered into by the Company or any of its Restricted Subsidiaries with one or more Factors, as the same may be amended, modified, supplemented and/or replaced from time to time so long as any such replacement agreement is on terms no less favorable to the Company or any of its Restricted Subsidiaries in any material respect than those terms set forth in the Factoring Agreements as in effect on the Issue Date.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

"Foreign Cash Equivalents" means certificates of deposit or bankers acceptances of any bank organized under the laws of Canada, Singapore, Australia, China or any country that is a member of the European Union, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

"Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which were in effect as of the Prior Issue Date.

"Guarantor" means: (1) each of Manitowoc Crane Companies, LLC; Manitowoc Foodservice Companies, LLC; Manitowoc Cranes, LLC; Grove U.S. LLC; Manitowoc FP, Inc.; Manitowoc FSG Operations, LLC; MMG Holding Co., LLC; McCann's Engineering & Manufacturing Co., LLC; Manitowoc FSG Services, LLC; Manitowoc FSG International Holdings, Inc.; Kysor Nevada Holding Corp.; Cleveland Range, LLC; The Delfield Company LLC; Frymaster LLC; Kysor Industrial Corporation; Welbilt Walk-ins, LP; MTW County Limited; Enodis Limited; Enodis Corporation; Enodis Holdings, Inc.; Manitowoc FSG U.S. Holding, LLC; Manitowoc Crane Group U.S. Holding, LLC; Environmental Rehab, Inc.; Manitowoc CP, Inc.; Manitowoc MEC, Inc.; Manitowoc Re-manufacturing, LLC; and Manitowoc Equipment Works, Inc. and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

"Indebtedness" means with respect to any Person, without duplication:

(1)   all Obligations of such Person for borrowed money;

(2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)   all Capitalized Lease Obligations of such Person;

(4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction which is issued in respect of Indebtedness referred to in clauses (1) through (4) above and clause (8) below;

(6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)   all net Obligations under Currency Agreements and interest swap agreements of such Person; and

(9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company.

"Independent Financial Advisor" means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Wholly Owned Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

"Investment Grade Rating" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

"Issue Date" means                           , 2010.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or the Guarantee of such Guarantor, as applicable.

"Permitted Indebtedness" means, without duplication, each of the following:

(1)   Indebtedness under the notes issued on the Issue Date in an aggregate principal amount not to exceed $500.0 million and the related Guarantees;

(2)   Indebtedness incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $2,675.0 million (i) less the amount of all mandatory principal payments actually made by the Company or any Restricted Subsidiary with the Net Cash Proceeds from Asset Sales in respect of the term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Facility); and (ii) reduced by any mandatory permanent repayments of revolving loans made by the Company thereunder (which are accompanied by a corresponding permanent commitment reduction) with the Net Cash Proceeds from Asset Sales (excluding any such payments and commitment reductions to the extent refinanced at the time of payment under a replaced Credit Agreement);

(3)   Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under clause (1) and (2) above) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(4)   Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred without violation of the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of the incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)   Indebtedness of a Restricted Subsidiary of the Company to the Company, to a Guarantor or to another Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, such Guarantor, such Wholly Owned Restricted Subsidiary or the holders of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company, a Guarantor, such Wholly Owned Restricted Subsidiary or holders of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company, a Guarantor, a Wholly Owned Restricted Subsidiary of the Company

or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

(7)   Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause (7);

(8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four business days of incurrence;

(9)   Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance, the purchase of goods or similar requirements in the ordinary course of business;

(10) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the "Additional Subsidiaries Guarantees" covenant to the extent applicable;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(13) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $25.0 million at any one time outstanding;

(14) Indebtedness of Foreign Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed $50.0 million under lines of credit to any such Foreign Restricted Subsidiary from Persons other than the Company or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Restricted Subsidiary's working capital and other general corporate purposes;

(15) Indebtedness that may be deemed to exist pursuant to the Factoring Agreements and Indebtedness by a Securitization Entity in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries; provided that any amounts incurred under this clause (15) in excess of $125.0 million will reduce the amounts available for borrowing under clause (2) above in an equal amount;

(16) Indebtedness of the Company evidenced by commercial paper issued by the Company; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (2) of this definition and this clause (16) does not exceed the maximum amount of Indebtedness permitted under clause (2) of this definition;

(17) Refinancing Indebtedness;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of obligations to repurchase equipment or guarantees of the residual value of equipment incurred in the ordinary course of business, to the extent such obligations do not exceed the fair market value of such equipment;

(19) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $200.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under Credit Facilities).

For purposes of determining any particular amount of Indebtedness under the "Limitation on Incurrence of Additional Indebtedness" covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item or portion of such item of Indebtedness in any manner that complies with such covenant, except that Indebtedness outstanding under the Existing 2018 Notes and the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (2) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

"Permitted Investments" means:

(1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become after such Investment a Wholly Owned Restricted Subsidiary of the

Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause (6) or (7) of the definition of "Permitted Indebtedness";

(2)   Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment, to the extent held by a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

(3)   Investments in cash and Cash Equivalents;

(4)   loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5)   Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

(6)   additional Investments not to exceed $25.0 million at any one time outstanding;

(7)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

(9)   Investments represented by guarantees that are otherwise permitted under the Indenture;

(10) Investments the payment for which is Qualified Capital Stock of the Company;

(11) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(12) Investments by the Company consisting of obligations of one or more officers, directors or other employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(13) Investments in existence on the date of the Indenture; and

(14) Investments in joint ventures not to exceed $50.0 million at any one time outstanding.

"Permitted Liens" means the following types of Liens:

(1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its

Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(9)   Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(10) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (13) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and the proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

  (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

  (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction and Liens in favor of a Factor solely on those accounts receivable (and the rights ancillary thereto) of the Company and its Restricted Subsidiaries that are purchased by a Factor pursuant to a Factoring Agreement from time to time;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(19) rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

(20) Liens securing Indebtedness permitted pursuant to clause (14) of the definition of "Permitted Indebtedness"; and

(21) additional Liens not to exceed $25.0 million at any one time.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Prior Issue Date" means November 6, 2003.

"Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

"Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Company or any of its Restricted Subsidiaries that subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries that arose in the ordinary course of business of the Company and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes for reasons outside of the control of the Company, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody's or S&P, as the case may be.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5),

(6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (18) or (19) of the definition of Permitted Indebtedness), in each case to the extent that it does not:

(1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

"S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; and

(1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (a)   is guaranteed by the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

  (b)   is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  (c)    subjects any asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets), retained or acquired by the Company or any Restricted Subsidiary of the Company;

(2)   with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)   to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

"Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable securitization transaction.

"Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

"Subsidiary" with respect to any Person, means:

(1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or through another Subsidiary, by such Person; or

(2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or through another Subsidiary, owned by such Person.

"Unrestricted Subsidiary" of any Person means:

(1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)   any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

(2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

(2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Certain U.S. federal income tax consequences

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of notes that purchase the notes in this offering at their issue price (as defined below) and that will hold the notes as "capital assets" within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular beneficial owners in light of their personal investment circumstances or status, and does not address tax considerations applicable to beneficial owners that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, tax-exempt organizations, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, passive foreign investment companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, and former citizens or residents of the United States. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security, or conversion transaction, or U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar. Furthermore, this summary does not discuss any alternative minimum tax consequences or unearned income Medicare tax consequences. Moreover, this summary does not discuss the effect of any federal estate or gift tax laws or the effect of the laws of any state, local, or foreign taxing jurisdiction.

If an entity classified for U.S. federal income tax purposes as a partnership is the beneficial owner of notes, the tax treatment of a partner of the entity will depend on the status of the partners and the activities of the partnership. The tax treatment of such an entity, and the tax treatment of any partner of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership and that is the beneficial owner of notes, and any partners of such an entity, should consult their tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or foreign taxing jurisdiction.

Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. We believe that the contingencies on the notes, notably your right to require us to purchase the notes upon a Change of Control, are remote and/or incidental for this purpose, and we intend to take the position that the "contingent payment debt instrument" rules of the Treasury regulations do not apply. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the notes, and could also cause any gain from the sale or other disposition of a note to be treated as ordinary income rather than as capital gain. Our position is binding on a beneficial owner of notes, unless the beneficial owner discloses in the proper manner to the IRS that it is taking a different position. Beneficial owners of the notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes that the notes will not be considered to be contingent payment debt instruments.

U.S. Holders

The term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or a resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of stated interest

Stated interest on a note will be included in the gross income of a U.S. Holder as ordinary income at the time such interest is accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

Original issue discount

The notes may be issued with original issue discount ("OID") for U.S. federal income tax purposes. If the "issue price" of a note is less than its stated principal amount, and if the difference is equal to or greater than 0.25% of such stated principal amount multiplied by the number of complete years to maturity of the note, then the difference is treated as OID. The "issue price" of a note generally is equal to the first price at which a substantial amount of the notes are sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

A U.S. Holder (whether a cash or accrual method taxpayer) will be required to include in gross income (as ordinary income) any OID as it accrues on a constant yield to maturity basis, regardless of when the U.S. Holder receives any cash payments attributable to the OID. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The OID allocable to any accrual period will equal (a) the product of the "adjusted issue price" of the note as of the beginning of such period and the note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the stated interest allocable to the accrual period. The "adjusted issue price" of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder will not be required to recognize any additional income upon the receipt of any cash payment on the notes that is attributable to previously accrued OID.

Sale, exchange, redemption, retirement, or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the U.S. holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid stated interest, which will be treated as ordinary income to the extent not previously included in income). A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by any OID previously includible in income by the U.S. Holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate U.S. Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply with respect to payments of interest (and annual accruals of OID) on the notes to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition (including a redemption or retirement) of the notes. In addition, a U.S. Holder may be subject to a backup withholding tax on payments with respect to the notes if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The term "Non-U.S. Holder" means a beneficial owner of notes (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity") that is not a U.S. Holder.

Interest and gains upon disposition

Interest and any OID earned on a note by a Non-U.S. Holder will be considered "portfolio interest", and will not be subject to U.S. federal income tax or withholding, if:

•
the Non-U.S. Holder is neither (i) a "controlled foreign corporation" that is related to us as described in Section 881(c)(3)(C) of the Code, nor (ii) a bank receiving the interest (or OID) on a loan made in the ordinary course of its business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the voting power of all our stock;

•
the certification requirements described below are satisfied; and

•
the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

In general, the certification requirements will be satisfied if either (i) the beneficial owner of the note provides, to the person who otherwise would be required to withhold U.S. tax, an IRS Form W-8BEN (or a suitable substitute form) that includes the beneficial owner's name and address and that certifies, under penalties of perjury, that the beneficial owner is not a United States person, or (ii) a securities clearing organization, bank, or other financial institution which holds customers' securities in the ordinary course of its trade or business holds the note on behalf of a beneficial owner and provides to us, or to the person who otherwise would be required to withhold U.S. tax, a statement certifying under penalties of perjury that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the beneficial owner, or from another financial institution acting on behalf of the beneficial owner, and furnishes a copy to the person who otherwise would be required to withhold U.S. tax.

Any interest or OID earned on a note, and any gain recognized upon a sale or other taxable disposition (including a redemption or retirement) of a note, that is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, unless an applicable tax treaty provides otherwise. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such amounts will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or lower applicable treaty rate) on effectively connected earnings and profits, subject to certain adjustments. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8 (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Any payments to a Non-U.S. Holder of interest or OID that do not qualify for the "portfolio interest" exemption and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

Subject to the discussion of backup withholding below, any gain recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a redemption or retirement) of a note generally will not be subject to U.S. federal income tax or withholding unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (in which case the gain will be taxed in the manner described in the second preceding paragraph above), or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met (in which case such individual will be subject to a 30% U.S. federal income tax on the gain, which gain may be offset by certain U.S.-source capital losses).

Information reporting and backup withholding

Any payments of interest and OID on the notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest or OID is exempt from U.S. tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest and OID on the notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on an IRS Form W-8 (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a note by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on an IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition (including a redemption or retirement) of a note by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition (including a redemption or retirement) of a note by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the debt securities, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us, the guarantors and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal amount

Deutsche Bank Securities Inc.	$
J.P. Morgan Securities LLC
Banc of America Securities LLC
Wells Fargo Securities, LLC
SunTrust Robinson Humphrey, Inc.
Morgan Stanley & Co. Incorporated
Natixis Bleichroeder LLC
BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Rabo Securities USA, Inc.
SG Americas Securities, LLC
Mizuho Securities USA Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

In the underwriting agreement, we have agreed that:

•
We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of Deutsche Bank Securities Inc.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000; and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts; or

•
in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 20031711EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus

Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, an affiliate of Deutsche Bank Securities Inc. is a syndication agent and lender, and Deutsche Bank Securities Inc. is a joint lead arranger and joint bookrunner, under our senior secured credit facilities. Also, J.P. Morgan Securities LLC is a joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a lender and the administrative agent, under our senior secured credit facilities. Affiliates of Banc of America Securities LLC, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Morgan Stanley & Co. Incorporated, Natixis Bleichroeder LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc., Credit Agricole Securities (USA) Inc., Rabo Securities USA, Inc., SG Americas Securities, LLC and Mizuho Securities USA Inc. are lenders under our senior secured credit facilities. The proceeds of the notes offered hereby will be used to repay, in part our senior secured credit facilities so certain of the underwriters or their affiliates will receive a portion of the proceeds of the offering.

Legal matters

Foley & Lardner LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain legal matters relating to this offering for the underwriters.

Experts

The financial statements and financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Documents incorporated by reference

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings (File No. 001-11978) are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room.

We are "incorporating by reference" specified documents that we file with the SEC, which means:

•
incorporated documents are considered part of this prospectus supplement;

•
we are disclosing important information to you by referring you to those documents; and

•
information we file with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement:

•
our Annual Report on Form 10-K for the year ended December 31, 2009;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•
our Current Reports on Form 8-K filed January 27, 2010, January 28, 2010, February 3, 2010, February 4, 2010, February 10, 2010, May 6, 2010, June 3, 2010, July 26, 2010 and October 13, 2010; and

•
our Proxy Statement for our 2010 Annual Meeting of Shareholders.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents. Requests should be directed to:

The Manitowoc Company, Inc.
2400 South 44th Street
Manitowoc, Wisconsin 54220
(920) 684-4410
Attention: General Counsel

You can also find these filings on our website at www.manitowoc.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

Prospectus

The Manitowoc Company, Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Equity Units

        By this prospectus, we may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. Our subsidiaries may guarantee any debt securities that we issue under this prospectus. In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

        We will provide specific terms of the securities, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

        We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Our common stock is traded on the New York Stock Exchange under the symbol "MTW."

        Investment in our securities involves risks. See "Risk Factors" in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2010.

 ABOUT THIS PROSPECTUS

        All references to "Manitowoc," "our company," "we," "us" and "our" in this prospectus mean, unless we otherwise indicate or the context indicates otherwise, The Manitowoc Company, Inc. together with its consolidated subsidiaries. All references in this prospectus to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement to this prospectus or any other offering material, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference into this document that are not historical facts are forward-looking statements, which are based upon our current expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from what appears within this document. Forward-looking statements include descriptions of plans and objectives for future operations, and the assumptions behind those plans. The words "anticipates," "believes," "intends," "estimates," and "expects," or similar expressions, usually identify forward-looking statements. Any and all projections of future performance are forward-looking statements. In addition to the assumptions, uncertainties and other information referred to specifically in the forward-looking statements, a number of factors relating to each business segment could cause actual results to be significantly different from what is presented in this document or in the documents incorporated by reference into this document. Those factors include, without limitation, the following (organized by our two principal segments: Crane and Foodservice, as described in "The Manitowoc Company, Inc.," and our corporation as a whole for factors that overlap the two segments):

        Crane—cyclicality of the construction industry; the effects of government spending on construction-related projects throughout the world; unanticipated changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment in emerging economies; the replacement cycle of technologically obsolete cranes; and demand for used equipment.

        Foodservice—weather; consolidations within the restaurant and foodservice equipment industries; global expansion of customers; the commercial ice-cube machine and other foodservice equipment replacement cycles in the United States and other mature markets; unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains; specialty foodservice market growth; growth in demand for foodservice equipment by customers in emerging markets; the demand for quickservice restaurant and kiosks; future strength of the beverage industry; in connection with the now-completed acquisition of Enodis plc: potential balance sheet changes resulting from finalization of purchase accounting treatment; the ability to appropriately and timely integrate the acquisition of Enodis; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those savings, synergies and options.

        Corporate (including factors that may affect both of our segments)—finalization of the price and terms of completed and future divestitures and unanticipated issues associated with transitional services provided by the company in connection with these divestitures; changes in laws and regulations throughout the world; the ability to finance, complete or successfully integrate, restructure and consolidate acquisitions, divestitures, strategic alliances and joint ventures; the successful development of innovative products and market acceptance of new and innovative products; issues related to plant closings or consolidation of existing facilities; efficiencies and capacity utilization of facilities; competitive pricing; availability of certain raw materials; changes in raw materials and commodity prices; issues associated with new product introductions; matters impacting the successful and timely implementation of ERP systems; changes in domestic and international economic and industry conditions, including steel industry conditions; changes in the markets we serve; unexpected issues associated with the availability of local suppliers and skilled labor; changes in the interest rate environment; risks associated with growth; foreign currency fluctuations and their impact on reported results and hedges in place; world-wide political risk; geographic factors and economic risks; health epidemics; pressure of additional financing leverage resulting from acquisitions; success in increasing manufacturing efficiencies and capacities; unanticipated changes in revenue, margins, costs and capital expenditures; work stoppages, labor negotiations and rates; issues associated with workforce reductions; actions of competitors; unanticipated changes in consumer spending; the ability of our customers to obtain financing; the state of financial and credit markets; the ability to generate cash consistent with our stated goals; and unanticipated changes in customer demand.

        We urge you to consider these factors and to review carefully the section titled "Risk Factors" in our most recent Annual Report on Form 10-K, any applicable prospectus supplement or other offering material or any other document that we file with the SEC before investing in our securities. The forward-looking statements included in this document or in any document incorporated by reference into this document are made only as of the date of this document or the date of the incorporated document, and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances.

THE MANITOWOC COMPANY, INC.

        Founded in 1902, we are a multi-industry, capital goods manufacturer in two principal markets: Cranes and Related Products ("Crane") and Foodservice Equipment ("Foodservice"). Crane is recognized as one of the world's largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Foodservice is one of the world's leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications. We have over a 100-year tradition of providing high-quality, customer-focused products and support services to our markets worldwide.

        Our Crane business is a global provider of engineered lift solutions, offering one of the broadest lines of lifting equipment in our industry. We design, manufacture, market, and support a comprehensive line of crawler cranes, mobile telescopic cranes, tower cranes, and boom trucks. Our Crane products are marketed under the Manitowoc, Grove, Potain, National, and Crane Care brand names and are used in a wide variety of applications, including energy, petrochemical and industrial projects, infrastructure development such as road, bridge and airport construction, and commercial and high-rise residential construction.

        On October 27, 2008 we completed our acquisition of Enodis, a global leader in the design and manufacture of innovative equipment for the commercial foodservice industry. The $2.7 billion acquisition, inclusive of the purchase of outstanding shares and rights to shares, acquired debt, the settlement of hedges related to the acquisition and transaction fees, the largest and most recent acquisition for the company, has established us among the world's top manufacturers of commercial foodservice equipment. With this acquisition, our Foodservice capabilities now span refrigeration, ice-making, cooking, food-prep, and beverage-dispensing technologies. We are now able to equip entire commercial kitchens and serve the world's growing demand for food prepared away from home.

        In order to secure clearance for the acquisition of Enodis from various regulatory authorities including the European Commission and the United States Department of Justice, we agreed to sell substantially all of Enodis' global ice machine operations following completion of the transaction. On May 15, 2009, we completed the sale of the Enodis global ice machine operations to Braveheart Acquisition, Inc., an affiliate of Warburg Pincus Private Equity X, L.P., for approximately $160 million. The businesses sold were operated under the Scotsman, Ice-O-Matic, Simag, Barline, Icematic, and Oref brand names. We also agreed to sell certain non-ice businesses of Enodis located in Italy that are operated under the Tecnomac and Icematic brand names. Prior to disposal, the antitrust clearances required that the ice businesses were treated as standalone operations, in competition with us. The results of these operations have been classified as discontinued operations.

        On December 31, 2008, we completed the sale of our Marine segment to Fincantieri Marine Group Holdings Inc., a subsidiary of Fincantieri—Cantieri Navali Italiani SpA. The sale price in the all-cash deal was approximately $120 million.

        Our principal executive offices are located at 2400 South 44th Street, Manitowoc, Wisconsin 54220.

 SELLING SHAREHOLDERS

        We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling shareholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder's shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement or other offering material.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

			Years Ended December 31,
	Nine Months Ended September 30, 2009
			2008	2007	2006	2005	2004
Ratios of earnings to fixed charges		(a)	2.2x	10.6x	5.3x	2.4x	1.5x

(a)
Due to our loss for the nine months ended September 30, 2009, we did not have earnings adequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $173.7 million for the nine months ended September 30, 2009.

        For the purposes of computing this ratio, "earnings" consist of income from continuing operations before income taxes and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus (a) interest capitalized during the period and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of (i) interest incurred (both expenses and capitalized) and amortization of debt expense plus (ii) the portion of rent expense representative of a reasonable approximation of the interest factor.

 DESCRIPTION OF CAPITAL STOCK

        Our articles of incorporation provide that we have the authority to issue 300 million shares of $0.01 par value common stock and 3.5 million shares of $0.01 par value preferred stock. The following is a summary of the material provisions of our common stock and preferred stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Wisconsin law and our articles of incorporation and by-laws, which are incorporated by reference as exhibits to this registration statement.

Common Stock

        As of December 31, 2009, we had 130,708,124 shares of common stock issued and outstanding. All of our issued and outstanding shares are fully paid and nonassessable (subject to the personal liability which may be imposed upon a shareholder of Wisconsin corporations by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 owing to employees for services performed, but not exceeding six months service in any one case).

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, our common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law.

        Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Please see "Certain Statutory Provisions—Control Share Voting Restrictions" below. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

        All shares of our common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Holders of our common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

        The transfer agent for our common stock is Computershare Trust Company, N.A.

Preferred Stock

        Under our articles of incorporation, our board of directors has the authority, without further action by our shareholders, to issue up to 3.5 million shares of preferred stock in one or more series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. Our board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. As a result, preferred stock could be issued quickly with terms that will delay or prevent a change of control or make removal of management more difficult. In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of our common stock. At present, there are no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Common Stock Purchase Rights

        We have entered into a rights agreement, dated as of March 21, 2007, with Computershare Trust Company, N.A., pursuant to which each outstanding share of our common stock has an attached right to purchase one share of our common stock. Each share of our common stock subsequently issued prior to the expiration of the rights agreement will likewise have an attached right. Under circumstances described below, the rights will entitle the holder thereof to purchase additional shares of our common stock. In this registration statement, unless the context requires otherwise, all references to our common stock include the accompanying rights.

        Currently, the rights are not exercisable and trade with our common stock. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 20% or more of our outstanding common stock. The rights, until they are exercised, do not have voting or dividend rights. The rights will expire on March 29, 2017, unless earlier redeemed or exchanged by the Company pursuant to the rights agreement.

        If the rights become exercisable, each right, unless held by a person or group that beneficially owns more than 20% of our outstanding common stock, will entitle the holder to purchase one share of our common stock at a purchase price of $110.00, subject to adjustment. Under some circumstances, including the existence of a 20% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right's then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 20% or more of our common stock, each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price.

        Each right may be redeemed at a price of $0.01 until a party acquires 20% or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%.

        The foregoing discussion is only a summary of the rights and the Rights Agreement, and is qualified in its entirety by reference to the rights agreement, which is incorporated by reference as an exhibit to this registration statement.

Certain Statutory Provisions

        Business Combination Statute.    Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a "resident domestic corporation" and an "interested shareholder." A business combination is defined to include any of the following transactions:

  •
  a merger or share exchange;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

  •
  the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

  •
  the adoption of a plan of liquidation or dissolution; or

  •
  certain other transactions involving an interested shareholder.

        A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act and that, as of the relevant date, satisfies any of the following:

  •
  its principal offices are located in Wisconsin;

  •
  it has significant business operations located in Wisconsin;

  •
  more than 10% of the holders of record of its shares are residents of Wisconsin; or

  •
  more than 10% of its shares are held of record by residents of Wisconsin.

Manitowoc is a resident domestic corporation for purposes of these statutory provisions.

        An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years.

        Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

  •
  the board of directors approved the acquisition of the stock prior to such shareholder's acquisition date;

  •
  the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

  •
  the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

        Fair Price Statute.    The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Manitowoc require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder" for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation's stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

  •
  the aggregate value of the per share consideration is equal to the highest of:

  •
  the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

  •
  the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

    •
    the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

  •
  either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

        Control Share Voting Restrictions.    Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Our articles do not provide otherwise.

        Defensive Action Restrictions.    Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

  •
  acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

  •
  sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

        We currently have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over market price.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement or other offering material may relate. The particular terms of the debt securities offered by any prospectus supplement or other offering material and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement or other offering material relating to the offered debt securities. As used in this section, the terms "we," "us," "our," "Manitowoc" and the "Company" refer to The Manitowoc Company, Inc., a Wisconsin corporation, and not any of its subsidiaries, unless the context requires.

        Senior debt securities will be issued under an indenture between Manitowoc and a U.S. banking institution named as trustee in a prospectus supplement or other offering material, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the senior indenture. Subordinated debt securities will be issued under an indenture between Manitowoc and a U.S. banking institution named as trustee in a prospectus supplement or other offering material, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the subordinated debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures, and each individually, as an indenture.

        The following summaries of the material provisions of the indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions of specified terms used in the indentures, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

        The indentures do not limit the amount of debt, either secured or unsecured, which we may issue under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the applicable indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement or other offering material. We have the right to "reopen" a previous issue of a series of debt by issuing additional debt securities of such series.

        We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. Our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of creditors of the subsidiary. The debt securities will also effectively rank junior in right of payment to any of our secured debt.

        The prospectus supplement or other offering material relating to the particular series of debt securities offered thereby will describe the following terms of the offered debt securities:

  •
  the title of the offered debt securities;

  •
  any limit upon the aggregate principal amount of the offered debt securities;

  •
  the date or dates (or the manner of calculating the date or dates) on which the principal of the offered debt securities is payable;

  •
  the rate or rates (or the manner of calculating the rate or rates) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable;

  •
  the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the denominations in which the offered debt securities shall be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

  •
  if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

  •
  whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the offered debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

  •
  the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

  •
  the inapplicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

  •
  any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

  •
  if any of the offered debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  any applicable CUSIP numbers;

  •
  whether the offered debt securities will be guaranteed by any of the Company's subsidiaries and the terms of any guarantees;

  •
  the terms of any right to convert the offered debt securities of such series into, or exchange the debt securities for, our common stock or other securities or property or cash in lieu of our common stock or other securities or property, or any combination thereof; and

  •
  any other terms of the series (which terms shall not be inconsistent with the provisions of the related indenture).

  Payments

        Unless otherwise indicated in any prospectus supplement or other offering material, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registrable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register on the regular record date for such interest payment.

  Denominations, Registration and Transfer

        Unless otherwise indicated in any prospectus supplement or other offering material, the offered debt securities will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

        If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies will be described in the related prospectus supplement or other offering material.

        We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

  Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement or other offering material. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement or other offering material.

Merger

        Each indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, in a single transaction or series of related transactions, provided that:

  •
  immediately after giving effect to the transaction, no default under the applicable indenture has occurred and is continuing;

  •
  the successor corporation is a corporation organized and existing under the laws of a country that is a member of the European Union as constituted at the date of the indenture, Canada or any province thereof, the United States or a state thereof or the District of Columbia; and

  •
  the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable indenture to be performed by us.

        In addition, we must provide to the trustee an officers' certificate and an opinion of legal counsel that any such transaction and any assumption by a successor corporation complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

        Other than the covenants described above, or as set forth in any accompanying prospectus supplement or other offering material, neither indenture contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indentures

        With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the applicable indenture, waivers, modifications and alterations of the terms of either indenture may be made by us or our subsidiary guarantors, if applicable, which affect the rights of the holders of the series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

  •
  extend the fixed maturity of any debt security of that series;

  •
  reduce the rate or extend the time of payment of interest thereon;

  •
  reduce the principal amount thereof or any premium thereon;

  •
  make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities; or

  •
  reduce the percentage of debt securities of that series, the holders of which are required to consent to:

  •
  any supplemental indenture;

  •
  rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

  •
  waive any past event of default under the applicable indenture and its consequences; and

  •
  waive compliance with other specified provisions of the applicable indenture.

        In addition, as described in the description of "Events of Default" set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

        We and the trustee may, without the consent of any holders, modify and supplement the applicable indenture:

  •
  to evidence the succession of another entity to us under the applicable indenture, or successive successions, and the assumption by the successor entity of the covenants, agreements and obligations of us pursuant to the applicable indenture;

  •
  to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the applicable indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the applicable indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to make any changes to the applicable indenture as required by law;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

  •
  to make other provisions in regard to matters or questions arising under the applicable indenture as shall not materially adversely affect the interests of the holders;

  •
  to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the applicable indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to modify, amend or supplement the applicable indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the indentures shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

  •
  to provide for the issuance under the applicable indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  •
  to secure one or more series of debt securities or add guarantees thereof; and

  •
  to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Covenant Defeasance and Satisfaction and Discharge of a Series

  Covenant Defeasance of any Series

        If we deposit with the trustee, in trust, at or before maturity or redemption:

  •
  lawful money;

  •
  direct obligations of the government which issued the currency in which the debt securities of a series are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the debt securities of such are denominated and which are not callable or redeemable at the option of the issuer there) in an amount and with a maturity so that the proceeds therefrom will provide funds; or

  •
  a combination thereof,

in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the applicable indenture and such debt securities, then the provisions of the indenture would no longer be effective as to the debt securities to which such deposit relates, including the restrictive covenants described in this prospectus or any prospectus supplement relating to such debt securities, except as to:

  •
  our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

  •
  certain of the events of default described under "Events of Default" below; and

  •
  other specified provisions of the applicable indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the applicable indenture.

        Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders' security interest in the deposit under the applicable provisions of the Uniform Commercial Code.

  Satisfaction and Discharge of any Series

        Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, the provisions of the applicable indenture (excluding the exceptions discussed above under the heading "Covenant Defeasance of any Series") would no longer be effective as to the related debt securities, we may cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, the events of default in the applicable indenture no longer would be effective as to such debt securities and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee.

        The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

  •
  the absence of an event of default at the date of deposit or on the 91st day thereafter;

  •
  our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

  •
  that we receive an opinion of counsel to the effect that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Subsidiary Guarantees

        If specified in the prospectus supplement, certain of our subsidiaries (our "subsidiary guarantors") will guarantee the debt securities of a series.

Events of Default

        As to any series of debt securities, an event of default is defined in the applicable indenture as being:

  •
  failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

  •
  failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

  •
  failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due, which failure continues for 30 days;

  •
  failure to observe or perform any other covenant, warranty or agreement in the applicable indenture or debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the applicable indenture governing events of default, if the failure continues for 90 days after written notice to the Company, specifying such failure and requiring the same to be remedied, by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

  •
  specified events of bankruptcy, insolvency, receivership or reorganization; or

  •
  any other event of default provided with respect to debt securities of that series.

  Notice and Declaration of Defaults

        So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of such officer's knowledge, we are in default under any of the provisions of the applicable indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

        Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to one of its responsible officers, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

        If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder. If any other event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments

  Actions upon Default

        Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the applicable indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. The right of a holder to institute a proceeding with respect to the applicable indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

        The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially and unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee security or indemnity reasonably satisfactory to the trustee against costs, expenses and liabilities which may be incurred thereby.

Subordination of Subordinated Debt Securities

        The senior debt securities will constitute part of our senior indebtedness and will rank equally with all outstanding senior debt. Except as set forth in the related prospectus supplement or other offering material, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of the senior indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed. The term "senior indebtedness" means:

  •
  the principal, premium, if any, and unpaid interest on indebtedness for money borrowed;

  •
  purchase money and similar obligations;

  •
  obligations under capital leases;

  •
  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness of others;

  •
  renewals, extensions and refunding of any senior indebtedness;

  •
  interest or obligations in respect of any senior indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  •
  obligations associated with derivative products, including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the foregoing clauses expressly provides that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

        Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties in accordance with the subordinated indenture, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        In the event that a payment default occurs and is continuing with respect to the senior indebtedness, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series is declared due and payable pursuant to the subordinated indenture and that declaration is not rescinded and annulled, the holders of all senior indebtedness outstanding at the time of the declaration will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional senior indebtedness in the subordinated indenture.

Governing Law

        The indentures and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

Concerning the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the senior indenture or the trustee or its affiliates under the subordinated indenture.

        The indentures and provisions of the Trust Indenture Act of 1939 that are incorporated by reference in the indentures contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. However, if it acquires any conflicting interest (as defined under the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

        We will issue the debt securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC).

        We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

  •
  DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

  •
  Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

  •
  Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

  •
  Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        Investors in the global securities who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in a securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the applicable indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the applicable indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or the global security.

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC's records relating to the debt securities.

        We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

        Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC's rules and will be settled in immediately available funds.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global securities for certificated notes, and to distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

        We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of debt securities represented by the global securities upon surrender by DTC of the global securities only if:

  •
  DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

  •
  An event of default with respect to the debt securities has occurred and is continuing; or

  •
  We decide not to have the debt securities represented by a global security.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement or other offering material for the terms of and information relating to such warrants, including, where applicable:

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

  •
  the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants will commence and the date on which such right will expire;

  •
  U.S. federal income tax consequences applicable to such warrants;

  •
  the number of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

        Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement or other offering material.

        Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement or other offering material relating to such warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND EQUITY UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to in this prospectus as "equity units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

        The stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or equity units, will be filed with the SEC in connection with the offering of stock purchase contracts or equity units. The prospectus supplement or other offering material relating to a particular issue of stock purchase contracts or equity units will describe the terms of those stock purchase contracts or equity units, including the following:

  •
  if applicable, a discussion of material U.S. federal income tax considerations; and

  •
  any other information we think is important about the stock purchase contracts or the equity units.

If we issue equity units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock, preferred stock or other securities, we will include in the prospectus supplement or other offering material relating to the offering information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information we file with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008 (certain information contained in this document, including the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Financial statements and Supplementary Data, and Exhibits and Financial Statement Schedules portions has been superseded by information filed under Item 8.01 of the Current Report on Form 8-K filed on January 28, 2010);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 (the Financial Statements portion of the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2009 has been superseded by information filed under Item 8.01 of the Current Report on Form 8-K on January 28, 2010);

  •
  our Current Reports on Form 8-K filed October 31, 2008 (as amended on Form 8-K/A on January 12, 2009), January 2, 2009, February 17, 2009, March 3, 2009 (solely with regard to Item 2.06), March 27, 2009, March 31, 2009 (solely with regard to Item 2.06), May 1, 2009 (solely with regard to Item 2.06), May 15, 2009, June 15, 2009, September 30, 2009, January 27, 2010 and January 28, 2010;

  •
  our Proxy Statement for our 2009 Annual Meeting of Shareholders;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A/A dated March 22, 2007, and any amendment or report updating that description; and

  •
  the description of our common stock purchase rights contained in our Registration Statement on Form 8-A dated March 22, 2007, and any amendment or report updating that description.

        You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

    The Manitowoc Company, Inc.
    2400 South 44th Street
    Manitowoc, Wisconsin 54221-0066
    (920) 684-4410
    Attention: General Counsel

        You can also find these filings on our website at www.manitowoc.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

        You should not assume that the information in this prospectus, any prospectus supplement or other offering material, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

PLAN OF DISTRIBUTION

        We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

        Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

        The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

        Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

        Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

        If so indicated in the applicable prospectus supplement or other offering material, we or any selling shareholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling shareholder at the public offering price set forth in the applicable prospectus supplement or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement or other offering material.

        Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

        We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

        We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) or other offering material.

        Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder's securities or in connection with the offering of other securities not covered by this prospectus.

        Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

        Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareholder in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The place and time of delivery for securities will be set forth in the accompanying prospectus supplement or other offering material for such securities.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The financial statements and financial statement schedule incorporated in this Prospectus by reference to The Manitowoc Company's Current Report on Form 8-K dated January 28, 2010 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in the Prospectus by reference to the Annual Report on Form 10-K of The Manitowoc Company, Inc, for the year ended December 31, 2008 have so been incorporated in reliance on the reports (which contain an explanatory paragraph on the effectiveness of internal controls over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Enodis business the Company acquired as of December 31, 2008) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated balance sheets of Enodis Limited and subsidiaries as of 27 September 2008 and 29 September 2007, and the related consolidated income statement, consolidated statement of recognised income and expense, reconciliation of changes in consolidated shareholders' equity, and consolidated cashflow statement for the 52 week periods ended 27 September 2008, 29 September 2007 and 30 September 2006 incorporated in this prospectus by reference from the Current Report on Form 8-K/A, of The Manitowoc Company, Inc., filed January 12, 2009, have been audited by Deloitte LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus supplement. You must not rely on unauthorized information or representations.

          This prospectus supplement does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

          The information in this prospectus supplement is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus supplement, we do not represent that our affairs are the same as described or that the information in this prospectus supplement is correct—nor do we imply those things by delivering this prospectus supplement or selling securities to you.

Prospectus Supplement

$500,000,000

The Manitowoc Company, Inc.

       % Senior Notes due 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Deutsche Bank Securities
J.P. Morgan
BofA Merrill Lynch

Co-Lead Managers
Wells Fargo Securities
SunTrust Robinson Humphrey
Morgan Stanley
Natixis Bleichroeder LLC

Co-Managers
BNP PARIBAS
Scotia Capital
Credit Agricole CIB
Credit Suisse
Rabo Securities USA, Inc.
SOCIETE GENERALE
Mizuho Securities USA Inc.

October              , 2010